                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


                                              Percentage of      State of Incorporation
Parent                 Subsidiary              Ownership           or Organization
------                 ----------             -----------        -----------------------

Adirondack Financial    Gloversville Federal      100%                  New York
Services Bancorp, Inc.  Savings and Loan
                        Association




                                    Selected Consolidated Financial Information

                                                                              At September 30,
                                                         -----------------------------------------------------------
                                                           1998         1997        1996        1995        1994
                                                         ----------  ----------- ----------- ----------- -----------
                                                                               (In Thousands)

Total assets                                              $ 68,241     $ 61,022    $ 61,006    $ 63,073    $ 69,597
Cash and cash equivalents                                    4,745        1,922       1,198       3,181       6,509
Net loans receivable                                        50,201       49,526      49,636      48,239      45,645

Mortgage-backed securities available for sale                3,959        3,562       4,044         993       3,968
Other securities available for sale                          7,213        3,455       3,395       4,138       5,781
                                                         ----------  ----------- ----------- ----------- -----------
Total securities available for sale                         11,172        7,017       7,439       5,131       9,749
                                                         ----------  ----------- ----------- ----------- -----------

Investment securities held to maturity                           -            -           -       4,402       5,459
Deposits                                                    56,793       56,117      55,716      57,866      64,703
Borrowings                                                   2,000        1,300         300           -           -
Total equity                                                 9,155        3,280       3,790       4,854       4,705


                                       Selected Consolidated Operations Data

                                                                      For the Years Ended September 30,
                                                         -----------------------------------------------------------
                                                           1998         1997        1996        1995        1994
                                                         ----------  ----------- ----------- ----------- -----------
                                                                               (In Thousands)

Interest income                                              5,006        4,905       4,733       4,816       4,805
Interest expense                                             2,525        2,447       2,416       2,527       2,148
                                                         ----------  ----------- ----------- ----------- -----------
Net interest income                                          2,481        2,458       2,317       2,289       2,657
Provision for loan losses                                      120          792         714         129         211
                                                         ----------  ----------- ----------- ----------- -----------
Net interest income after provision for loan losses          2,361        1,666       1,603       2,160       2,446
                                                         ----------  ----------- ----------- ----------- -----------

Net gain on sale of securities                                   -            -           -         204           -
Other non-interest income                                      175          155         109         188          69
                                                         ----------  ----------- ----------- ----------- -----------
Total non-interest income                                      175          155         109         392          69
                                                         ----------  ----------- ----------- ----------- -----------

Non-interest expense                                         2,213        2,319       2,970       2,199       2,119
                                                         ----------  ----------- ----------- ----------- -----------

(Loss) income before income tax (benefit) expense              323         (498)     (1,258)        353         396
Income tax expense (benefit)                                    89           85        (222)        102         124
                                                         ----------  ----------- ----------- ----------- -----------
Net (loss) income                                              234         (583)     (1,036)        251         272
                                                         ==========  =========== =========== =========== ===========




                                         Selected Financial Ratios and Other Data

                                                                 9/30/98     9/30/97     9/30/96     9/30/95     9/30/94
                                                                ----------  ----------- ----------- ----------- -----------

Performance Ratios:
Return (loss) on average assets                                     0.36%       (0.95%)     (1.69%)      0.38%       0.42%
Return (loss) on average equity                                     5.14%      (16.30%)    (22.22%)      5.30%       5.97%
Interest rate spread information:
  Average during period                                             3.87%        3.96%       3.68%       3.35%       4.43%
  End of period                                                     3.75%        4.19%       4.21%       3.61%       4.05%
Net interest margin                                                 4.02%        4.11%       3.91%       3.55%       4.42%
Ratio of operating expenses to average total assets (1)             3.39%        3.63%       3.61%       3.11%       3.17%
Efficiency ratio (2)                                               82.20%       85.94%      91.10%      86.67%      75.85%
Ratio of average interest-earning assets
  to average interest-bearing liabilities                         103.87%      103.76%     105.53%     105.01%      99.70%

Quality ratios:
Non-performing assets to total assets
  at end of period                                                  3.05%        6.73%       3.74%       4.38%       5.53%
Allowance for loan loss to non-performing loans
  at end of period                                                 81.91%       42.53%      56.53%      30.20%      24.34%
Allowance for loan losses to gross loans receivable
  at end of period                                                  2.89%        3.14%       2.45%       1.58%       1.83%

Capital ratios:
Equity to total assets at end of period                            13.42%        5.38%       6.21%       7.70%       6.76%
Average equity to average assets                                    7.08%        5.78%       7.62%       7.11%       6.99%

Other data:
Number of full service offices                                         2            2           2           2           2



(1) Operating expenses exclude OREO expenses of $30,000, $73,000, $27,000, $127,000 and $52,000 for years ended September 30, 1998, 1997, 1996, 1995 and 1994, respectively. In addition, operating expenses for the the year ended September 30, 1996 exclude expenses incurred by the Association for taxes paid on behalf of delinquent borrowers of $318,000 and the special one-time SAIF assessment of $415,000.
(2) The efficiency ratio represents operating expenses (as defined in footnote 1 above) divided by the sum of net interest income and other operating income (excluding a gain on sale of building of $86,000 and net gains from security transactions of $204,000 for the year ended September 30, 1995).

        Summary of Unaudited Consolidated Quarterly Financial Information

                                                                      For the Year Ended September 30, 1998
                                                         ---------------------------------------------------------------
                                                             First       Second      Third        Fourth        Year
                                                         ----------- ------------ ------------ ------------ ------------
                                                                                 (In Thousands)

Interest income                                               1,185        1,224        1,291        1,306        5,006
Interest expense                                                627          652          625          621        2,525
                                                         ----------- ------------ ------------ ------------ ------------
Net interest income                                             558          572          666          685        2,481
Provision for loan losses                                        15           15           15           75          120
                                                         ----------- ------------ ------------ ------------ ------------
Net interest income after provision for loan losses             543          557          651          610        2,361
                                                         ----------- ------------ ------------ ------------ ------------

Net gain on sale of securities                                    -            -            -            -            -
Other non-interest income                                        53           34           41           47          175
                                                         ----------- ------------ ------------ ------------ ------------
Total non-interest income                                        53           34           41           47          175
                                                         ----------- ------------ ------------ ------------ ------------

Non-interest expense                                            557          536          569          551        2,213
                                                         ----------- ------------ ------------ ------------ ------------

Income before income tax expense                                 39           55          123          106          323
Income tax expense                                               15           22           50            2           89
                                                         =========== ============ ============ ============ ============
Net income                                                       24           33           73          104          234
                                                         =========== ============ ============ ============ ============

Net income per common share*                                    n/a         n/a        $ 0.12       $ 0.17       $ 0.19

* The Company completed its initial public offering on April 6, 1998, so net income per common share is not applicable to all periods prior to that date, and is based on weighted average common shares outstanding excluding unallocated ESOP shares. In calculating 1998 fiscal year's earnings per share, post conversion net income and weighted average shares outstanding were used. See Note 1 to the Notes to the Consolidated Financial Statements.

Certain reclassifications have been made to prior years' amounts to conform with the current year's presentation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Adirondack Financial Services Bancorp, Inc. (the "Holding Company" or "Adirondack Financial") was incorporated under Delaware law in December 1997 as a bank holding company to purchase 100% of the common stock of Gloversville Federal Savings and Loan Association (the "Association"). On April 6, 1998, the Association converted from a mutual form to a stock institution, at which time the Holding Company purchased all of the outstanding stock of the Association, and the Holding Company completed its initial public offering, issuing 661,250 shares of $.01 par value common stock at $10.00 per share. Net proceeds to the Company were $6.0 million after conversion and stock offering costs, and $5.5 million excluding the shares acquired by the Company's newly formed Employee Stock Ownership Plan (the "ESOP").

The consolidated financial condition and operating results of the Company are primarily dependent upon its wholly owned subsidiary, the Association, and all references to the Company and its financial data prior to April 6, 1998, except where otherwise indicated, refer to the Association and its financial data.

The Association has operated as a community-oriented financial institution, obtaining deposits from its local community and investing those deposits principally in residential one-to-four family mortgage loans and, to a lesser extent, multi-family and commercial real estate, commercial business, home equity and consumer loans. In addition, the Association invests excess funds not used for loan originations in securities issued by the United States government or its agencies, and mortgage backed securities. Deposits are offered at various interest rates only within the Association's primary market area. There are no brokered deposits maintained by the Association.

The Association's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income, which is the difference between the interest it receives on interest-earning assets, such as loans and investments, and the interest it pays on interest-bearing liabilities, such as deposits and borrowings. In other words, the Association's results of operations are significantly dependent on its interest rate spread.

Results of operations are also affected by the Association's provision for loan losses, noninterest expenses such as salaries and employee benefits and, to a lesser extent, noninterest income such as service charges on deposit accounts.

Financial institutions in general, including the Company, are significantly affected by economic conditions, competition and the monetary and fiscal policy of the federal government. Lending activities are influenced by the demand for and the supply of housing, competition among lenders, the interest rate conditions and funds availability. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preference and the levels of personal income and savings in the Association's primary market area.

Financial Condition

Total assets were $68.2 million at September 30, 1998, an increase of $7.2 million or 11.8% from $61.0 million at September 30, 1997. The asset increase resulted principally from the receipt of net investable proceeds of $5.5 million from the Company's stock offering consummated April 6, 1998, with the balance funded by an increase of $677,000 or 1.2% in total deposits from $56.1 million at September 30, 1997 to $56.8 million at September 30, 1998, an increase in borrowings of $700,000 or 53.8% from $1.3 million to $2.0 million during the same period and retention of the Company's net income of $234,000 for the fiscal year ended September 30, 1998.

Cash and cash equivalents increased to $4.7 million at September 30, 1998, an increase of $2.8 million or 146.9%. Cash and cash equivalents had been much higher during the year, first as the Company held the proceeds of stock subscriptions prior to consummation of the stock offering and later as the Company gradually deployed the offering proceeds. The balance of cash and cash equivalents held at September 30, 1998 includes $1.5 million invested in a short-term reverse repurchase agreement by the Holding Company. There were no balances outstanding for reverse repurchase agreements at September 30, 1997.

Investments available for sale were $11.2 million at September 30, 1998 as compared to $7.0 million at September 30, 1997, an increase of $4.2 million or 59.21%. Investments now represent 16.4% of total assets as compared to 11.5% at September 30, 1997. The net increase in investments held represents the investment of the net public offering proceeds principally in U.S. government agency callable securities which increased by $3.3 million or 108.5% from $3.0 million at September 30, 1997 to $6.3 million at September 30, 1998. To a lesser extent, offering proceeds were also invested in mortgage-backed securities which increased $344,000 or 9.6% during the same period from $3.6 million to $3.9 million. Prior to the offering, $700,000 was invested in short-term certificates of deposit in order to obtain higher yields than term deposits offered through the FHLB. At September 30, 1998, there were $400,000 of these certificates of deposit held as investments, maturing within 9 months. There were no certificates of deposit held as investments at September 30, 1997. During fiscal 1998, the market value of the investment portfolio increased $108,000.

Net loans receivable increased $675,000 or 1.4% from $49.5 million at September 30, 1997 to $50.2 million at September 30, 1998. One-to-four family residential mortgages declined from $36.9 million at September 30, 1997 by $1.2 million or 3.2% to $35.7 million at September 30, 1998 and now represent 68.9% of gross loans outstanding as compared to 71.9% at September 30, 1997. The decline is the result of increased competition in the residential mortgage market driven by declining interest rates and to the Association's increased emphasis during the year, on multi-family and commercial real estate and commercial business loans. Reflecting the increased emphasis, multi-family and commercial real estate loan balances were $8.6 million at September 30, 1998, an increase of $664,000 or 8.4% from the September 30, 1997 balance of $8.0 million, and commercial business loan balances increased $1.2 million or 84.5% from $1.4 million at September 30, 1997 to $2.6 million at September 30, 1998. Home equity loans declined $236,000 or 7.0% from $3.4 million at September 30, 1997 to $3.1 million at September 30, 1998. The decline in home equity loans was the result of the lower interest rate environment which encouraged customers to refinance their underlying first mortgages and repay their home equity loans. The Association's construction and consumer loan portfolios did not change significantly during fiscal 1998.

Total deposits increased $677,000 or 1.2% from $56.1 million at September 30, 1997 to $56.8 million at September 30, 1998. The increases in demand and NOW accounts, which increased $594,000 or 11.5% during fiscal 1998, and money market accounts, which increased $1.6 million or 14.7% during fiscal 1998, were offset somewhat by savings accounts decreasing $707,000 or 5.9% and time deposits decreasing $824,000 or 2.9% during the same period. The increase in checking accounts is the result of increased market penetration in the commercial sector and due to increased balances of official check accounts. The growth noted in money market accounts is consistent with the trend begun in fiscal 1995 when the Association began to focus its marketing efforts on these accounts. The decrease in savings is a continuing of a trend over the past several years, as the general level of interest rates paid on savings deposits has become less attractive, and depositors either switched into higher yield products such as money market accounts or withdrew their accounts. The decline in time deposits is primarily due to the maturing of higher yielding time deposits which were not renewed as the Association has been less aggressive in its pricing of time deposits.

Borrowings at September 30, 1998 were $2.0 million, $700,000 or 53.8% greater than the $1.3 million outstanding at September 30, 1997. The Association replaced matured time deposits that were not maintained with shorter term FHLB borrowings.

Stockholders' equity at September 30, 1998 was $9.2 million, an increase of $5.9 million from the Association's net worth at September 30, 1997. The increase represents the receipt of net proceeds of $5.5 million from the Company's initial public offering, plus retained earnings of $234,000 for the fiscal year ended September 30, 1998 and an increase in the fair value of investments available for sale, net of taxes, of $61,000. Shareholders' equity as a percent of total assets was 13.42% at September 30, 1998 as compared to 5.38% at September 30, 1997. Book value per common share at September 30, 1998 was $13.80, or $14.87 excluding the remaining unallocated ESOP shares.

Asset/Liability Management

The Association's net interest income is sensitive to changes in interest rates, as the rates paid on its interest-bearing liabilities generally change faster than the rates earned on its interest-earning assets. As a result, net interest income will frequently decline in periods of rising interest rates.

In managing its asset/liability mix, the Association, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, often places more emphasis on managing short-term net interest margin than on better matching interest rate sensitivity of its assets and liabilities. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.

The Board has taken a number of steps to manage the Association's vulnerability to changes in interest rates. First, in connection with the Association's decision to increase the Association's multi-family and commercial real estate and commercial business lending as well as its increased emphasis in home equity lending, the Association has increased its interest rate sensitive lending (which includes all loans which reprice in five years or less). The Association's interest rate sensitive loans represent $15.7 million or 30.3% of the portfolio at September 30, 1998 as compared to $15.4 million or 29.7% at September 30, 1997. Second, the Association has used community outreach, customer service and marketing efforts to acquire the proportion of its deposit consisting of money market and other transaction accounts. These deposits are believed to be less interest rate sensitive than other types of deposit accounts. The Association's money market and transaction accounts represent $29.6 million or 52.1% of deposits at September 30, 1998 as compared to $28.1 million or 50.1% at September 30, 1997. Finally, the Association has focused a significant portion of its investment activities on securities with adjustable interest rates or average lives of seven years or less. At September 30, 1998, $3.9 million or 100.0% of the Association's mortgage-backed securities had adjustable interest rates or average lives of seven years or less based on their amortized cost. In addition, $400,000 in certificates of deposit were held at September 30, 1998 maturing in eight months or less. Also, the Association held $6.3 million in U.S. Government callable agency notes at September 30, 1998 which were all callable within one year.

The asset and liability strategies are implemented by the Association's asset/liability management committee that meets periodically to determine the rates of interest for loans and deposits and consists of the President, Executive Vice President and Vice President - Commercial Loans. Interest rates on loans in the short-term are primarily based on the interest rates offered by other financial institutions in the Association's market area as well as on the availability of funds. Rates on deposits in the short-term are primarily based on the Association's need for funds and on a review of rates offered by other financial institutions in the Association's market area. Ultimately, the customer plays a significant role in the establishment of both loan and deposit rates, as it is necessary to remain competitive in both loan and deposit markets in order to maintain or further expand the customer base.

The Committee develops longer-term pricing strategies based on review of interest rate sensitivity reports produced quarterly. The Committee also monitors the impact of the interest rate risk and earnings consequences of such strategies for consistency with the Association's liquidity needs, growth and capital adequacy. The Board of Directors receives and reviews the Association's estimated interest rate sensitivity report every quarter.

In order to encourage savings associations to reduce their interest rate risk, the OTS measures the sensitivity of the net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. The following table presents the Association's NPV at September 30, 1998, as calculated by the OTS, based on quarterly information provided to the OTS by the
Association:

    Assumed Basis          Estimated       NPV to PV
    Points Change         NPV Amount          of           Change     % Change
  in Interest Rates       (in 000's)     Total Assets     in NPV       in NPV
-----------------------  --------------  --------------  ----------  -----------


         +400               $ 8,078          11.46%       $(3,100)     (27.73%)
         +300                 9,029          12.81%        (2,262)     (20.24%)
         +200                 9,896          14.04%        (1,360)     (12.17%)
         +100                10,576          15.01%          (560)      (5.01%)
          0                  11,178          15.86%             -            -
         -100                11,727          16.64%           241        2.16%
         -200                12,378          17.56%           503        4.50%
         -300                13,219          18.76%           864        7.73%
         -400                14,075          19.97%         1,450       12.97%


Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations were employed in preparing the previous table. These assumptions related to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Association's assets and liabilities would perform as set forth above.

Comparison of Operating Results for the Years Ended September 30, 1998 and 1997.

Net income. The Association's fiscal 1998 net income of $234,000 was $817,000 or 140.1% greater than the net loss from fiscal year 1997 of $583,000. The increased net income between the two periods is primarily attributable to an increase of $22,000 in net interest income, a reduction of $672,000 in the provision for loan losses, an additional $20,000 in non-interest income and a $106,000 net reduction in operating expenses.

Interest income. Interest income for the year ended September 30, 1998 was $5.0 million as compared to $4.9 million for the year ended September 30, 1997, an increase of $101,000 or 2.1%. Average earning assets were $61.7 million, an increase of $1.9 million or 3.2% over fiscal 1997. The net yield earned on average earning assets was 8.12% for the year ended September 30, 1998, down slightly from 8.21% in fiscal 1997. The increase in interest income was primarily the result of a higher level of interest-earning assets related to the Company's initial public offering which provided net investable proceeds of $5.5 million, the effects of which were somewhat offset by a lower net yield on the average earning assets as those proceeds could not immediately be invested prudently in loans, the Company's highest yielding asset category. In addition, net interest income and average earning assets were favorably impacted by the approximately $19.3 million of common stock subscriptions held by the Association pending consummation of the Company's stock offering.

Interest expense. Interest expense for the year ended September 30, 1998 was $2.5 million as compared to $2.4 million for the year ended September 30, 1997, an increase of $79,000 or 3.2%. Average interest-bearing liabilities increased from $57.6 million for fiscal 1997 by $1.8 million or 3.1% to $59.4 million for fiscal 1998. The average cost of interest-bearing liabilities was 4.25% for fiscal 1998 and 1997. Savings deposit average balances declined $707,000 or 5.7% during fiscal 1998 which is consistent with decreases noted in prior years. The cost of savings accounts remained fairly constant in fiscal 1998 as compared to fiscal 1997; however, the increased average balance of Demand and NOW accounts was primarily the result of the common stock subscriptions held by the Association that were included in this category which averaged approximately $2.5 million. The Association paid interest on those subscriptions at its savings deposit rate of 3.00%, the effects of which were offset by increased commercial demand deposits on which interest is not paid. The average balance of money market accounts increased $1.0 million or 9.4% during fiscal 1998 while the cost of money market accounts increased 10 basis points from 4.09% in fiscal 1997 to 4.19% in fiscal 1998. The increased money market average balance is consistent with the successes in gaining market share of this product, and the higher cost of money market accounts is due to the higher individual balances maintained for which a higher rate is paid by the Association. The average balance of time deposits declined by $2.6 million or 9.2% from $28.7 million in fiscal 1997 to $26.1 million in fiscal 1998 with a corresponding increase of 23 basis points in the cost of time deposits during the same period. The decline in the average balance of time deposits is the result of maturing time deposits that have not been renewed. The increased time deposit cost is due to maturing time deposits being renewed at higher rates. Borrowings were used by the Association to meet short-term funding needs and provided a lower marginal cost to the Association as compared to other funding sources. The average balance of borrowings for fiscal 1998 was $2.2 million as compared to $391,000 for fiscal 1997. The average cost of borrowings for fiscal 1998 was 5.8% as compared to 5.6% for fiscal 1997.

The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. Non-accrual loans have been included in the table as loans receivable with interest earned recognized on a cash basis only. All average balances are monthly average balances.

                                                              9/30/98                                       9/30/97
                                             -------------------------------------------- ------------------------------------------
                                                 Average         Interest                      Average        Interest
                                               Outstanding       Earned/                     Outstanding      Earned/
                                                 Balance           Paid         Yield/Rate     Balance         Paid       Yield/Rate
                                             ------------       ---------       ----------   -----------     ----------- -----------
                                                        (Dollars In Thousands)
Interest-earning assets:
Loans receivable, net of deferred loan fees      $ 50,675         $ 4,356          8.60%       $ 51,303       $ 4,409          8.59%
Securities at amortized cost                        7,466             467          6.26%          7,337           459          6.26%
Interest-earning deposits                           3,546             183          5.16%          1,113            37          3.32%
                                                 --------         -------                      --------       -------
Total earning assets                               61,687           5,006          8.12%         59,753         4,905          8.21%
                                                                  -------                                     -------
Non-interest earning assets                         2,635                                         1,954
                                                 --------                                      --------
Total assets                                     $ 64,322                                      $ 61,707
                                                 ========                                      ========

Interest-bearing liabilities:
Savings deposits                                 $ 11,796             374          3.17%       $ 12,503           401          3.21%
Demand and N.O.W.                                   7,686              95          1.24%          5,316            65          1.22%
MMDA                                               11,676             489          4.19%         10,676           437          4.09%
Time deposits                                      26,075           1,442          5.53%         28,704         1,522          5.30%
Borrowings                                          2,157             125          5.80%            391            22          5.63%
                                                 --------         -------                      --------       -------
Total interest-bearing liabilities                 59,390           2,525          4.25%         57,590         2,447          4.25%
                                                                  -------                                     -------
Non-interest bearing liabilities                      376                                           541
                                                 --------                                      --------
Total liabilities                                  59,766                                        58,131
Total equity                                        4,556                                         3,576
                                                 --------                                      --------
Total liabilities and equity                     $ 64,322                                      $ 61,707
                                                 ========                                      ========
Net interest/spread                                               $ 2,481          3.87%                      $ 2,458          3.96%
                                                                  =======          ====                       =======          ====
Margin                                                                             4.02%                                       4.11%
                                                                                   ====                                        ====
Assets to liabilities                             103.87%                                       103.76%
                                                 ========                                      ========



                                                                              9/30/96
                                            --------------- -------------------------------------------
                                                                 Average       Interest
                                                               Outstanding      Earned/
                                              Yield/Rate         Balance         Paid        Yield/Rate
                                             -------------- -------------- -------------- -------------
                                                                  (Dollars In Thousands)
Interest-earning assets:
Loans receivable, net of deferred loan fees                      $ 49,222        $ 4,132         8.39%
Securities at amortized cost                                        7,764            467         6.01%
Interest-earning deposits                                           2,298            134         5.83%
                                                                 --------        -------
Total earning assets                                               59,284          4,733         7.98%
                                                                                 -------
Non-interest earning assets                                         1,866
                                                                 --------
Total assets                                                     $ 61,150
                                                                 ========

Interest-bearing liabilities:
Savings deposits                                                 $ 13,724            433         3.16%
Demand and N.O.W.                                                   4,805             69         1.44%
MMDA                                                                7,287            247         3.39%
Time deposits                                                      30,358          1,667         5.49%
Borrowings                                                              6              -         5.56%
                                                                 --------        -------
Total interest-bearing liabilities                                 56,180          2,416         4.30%
                                                                                 -------
Non-interest bearing liabilities                                      306
                                                                 --------
Total liabilities                                                  56,486
Total equity                                                        4,664
                                                                 ========
Total liabilities and equity                                     $ 61,150
                                                                 ========
Net interest/spread                                                              $ 2,317         3.68%
                                                                                 =======         ====
Margin                                                                                           3.91%
                                                                                                 ====
Assets to liabilities                                             105.53%
                                                                 ========


The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) change in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                         Year Ended September 30,                 Year Ended September 30,
                                                              1998 vs. 1997                            1997 vs. 1996
                                               -------------------------------------------- ------------------------------------
                                                         Increase                                   Increase
                                                        (Decrease)               Total             (Decrease)          Total
                                                          Due to               Increase             Due to            Increase
                                               -----------------------------  (Decrease)    ------------------------ (Decrease)
                                                   Volume          Rate                       Volume        Rate
                                               -------------- -------------- -------------- -----------  ----------- -----------
                                                                            (Dollars in Thousands)
Interest-earning assets:
Loans receivable, net of deferred fees                (54)             1          (53)          178           99         277
Securities at amortized cost                            8              -            8           (27)          19          (8)
Interest-bearing deposits                             117             29          146           (44)         (53)        (97)
                                                   -------        -------       ------        ------       ------      ------
Total interest-earning assets                          71             30          101           107           65         172
                                                   -------        -------       ------        ------       ------      ------

Interest-earning liabilities:
Savings deposits                                      (22)            (5)         (27)          (39)           7         (32)
Demand and NOW                                         29              1           30             7          (11)         (4)
MMDA                                                   42             10           52           132           58         190
Time Deposits                                        (143)            63          (80)          (89)         (56)       (145)
Borrowings                                            102              1          103            22            -          22
                                                   -------        -------       ------        ------       ------      ------
Total interest-bearing liabilities                      8             70           78            33           (2)         31
                                                   -------        -------       ------        ------       ------      ------

Net interest income                                    63            (40)          23            74           67         141
                                                   =======        =======       ======        ======       ======      ======



Provision for loan losses. The Association continually monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The allowance is increased by the recording of a provision for loan losses, the amount of which depends on an analysis of the risks inherent in the Association's loan portfolio. The provision for loan losses decreased $672,000 or 84.9% for fiscal 1998 to $120,000 from $792,000 for fiscal 1997. The decrease in the amount of the provision for fiscal 1998 was based on management's evaluation of the improved inherent risk in the Association's loan portfolio as evidenced by a $2.0 million or 51.9% decrease in nonperforming loans to $1.8 million at September 30, 1998 as compared to $3.8 million at September 30, 1997; significantly decreased net loan charge offs amounting to $237,000 in fiscal 1998, $193,000 or 44.9% less than in 1997; and improved delinquency statistics on the loan portfolio.

While the Association believes that it uses the best information available to determine the allowance for loan losses, unforeseen economic and market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination. Management believes its allowance for loan losses is adequate at September 30, 1998; however, future adjustments could be necessary and net income could be adversely affected if circumstances differ substantially from the assumptions used in the determination of the allowance for loan losses.

Other Income. Other income increased $20,000 or 13.17% to $176,000 during fiscal 1998 from $155,000 for fiscal 1997. This increase was primarily due to new fees introduced during fiscal 1998.

Operating expenses. Operating expenses for the year ended September 30, 1998 was $2.2 million, a decrease of $106,000 or 4.6% from $2.3 million for the year ended September 30, 1997. Increases in compensation and benefits partially offset decreases in all other operating expenses.

Compensation and benefits increased from $892,000 for fiscal 1997 to $940,000, an increase of $48,000 or 5.3%. The additional expenses are due to increased salaries paid to employees, additional cost incurred for the ESOP and higher costs incurred for health and medical benefits. The average increase given employees in July 1998 was 3.6% or additional expense of approximately $13,000. The Association incurred $85,000 in retirement expenses, approximately $28,000 greater than fiscal 1997. The retirement expense included $17,000 which represented 401(k) matching contributions and $68,000 which represented expenses related to the ESOP. The Association did not make any matching contributions to the 401(k) plan after December 31, 1997 and does not plan to make any during fiscal 1999. In April 1998, as part of the Association's conversion to the stock form of ownership, the Company established an ESOP which purchased 8% of the initial public offering with funds borrowed from the Company. Compensation expense related to the ESOP's initial stock purchase will be recognized over a period of 10 years as the loan is repaid. Shares of stock will be released from the lien of the loan on a pro rata basis as the loan is repaid, and expense will be calculated based upon the average market value during the respective service period on the shares released. It is expected that the 1999 ESOP expense will be higher if the average price of the Company's stock increases. In addition, management also expects additional personnel costs in fiscal 1999 of $50,000 related to the implementation of the shareholder approved Management Recognition Program ("MRP").

Directors' fees and expenses declined $15,000 or 14.6% during fiscal 1998 from $103,000 in fiscal 1997 to $88,000 which is attributable to a reduction in the number of directors. Advertising expense was $102,000 for fiscal 1998, a decrease of $9,000 or 8.0% from fiscal 1997, reflecting a reduction in the types of advertising used during fiscal 1997. The decreased expenses for occupancy and equipment of $12,000 or 5.3% and $21,000 or 6.5%, respectively, for the year ended September 30, 1998 are the result of continued improvements in efficiency and a reduction in repairs and maintenance costs. OREO costs were $30,000 for fiscal year 1998, a reduction of $43,000 or 59.3% from fiscal 1997. The decrease is primarily attributable to a reduction in the period OREO was held and to fewer foreclosed properties being held. Other expenses were reduced by $52,000 or 9.7% from $539,000 to $487,000 primarily through reductions of discretionary items such as contributions and meals and entertainment expenses.

Income Tax Expense. Income tax expense for fiscal 1998 was $89,000 as compared to $85,000 in fiscal 1997, an increase of $4,000 or 5.2%. The effective tax rate for fiscal 1998 was 28% which was principally the result of a $50,000 reduction in the Company's deferred tax valuation reserve primarily as a result of increased taxable income, amounting to approximately $173,000, the reversal of temporary taxable items and reliance on future taxable income, amounting to approximately $225,000.

Comparison of Operating Results for the Years Ended September 30, 1997 and 1996.

Net Loss. The Association's fiscal 1997 net loss of $583,000 was $453,000 or 43.8% less than the fiscal 1996 net loss of $1.0 million. The net loss for fiscal 1997 was reduced from fiscal 1996 primarily as a result of an increase of $141,000 or 6.1% in net-interest income, and a $652,000 or 21.9% reduction in other expenses consisting primarily of $415,000 related to the one-time SAIF assessment and $318,000 expense related to past due property taxes on certain non-performing one-to-four family residential loans, partially offset by a decrease in income tax benefit of $307,000 or 138%.

Interest income. Interest and fees on loans increased by approximately $277,000 or 6.7% to $4.4 million for fiscal 1997, from $4.1 million for fiscal 1996. The increase for fiscal 1997 was largely the result of an increase of $2.1 million or 4.2% in the average balance of loans outstanding during fiscal 1997, to $51.3 million, as compared to $49.2 million in fiscal 1996. This increase was primarily in the area of multi-family and commercial real estate, home equity and commercial business loans offset by decreases in the average balance of residential one-to-four family loans. At September 30, 1997, multi-family and commercial real estate, home equity and commercial business loans totaled $12.8 million as compared to $8.7 million at September 30, 1996. This increase reflects management's plan to diversify the loan portfolio, increase portfolio yield, and increase the amount of adjustable rate loans. Originated with various terms and repricing schedules, these loans generally provide certain benefits compared to longer term, fixed rate, residential one-to-four family loans. However, multi-family and commercial real estate and commercial business loans generally have higher outstanding loan balances and increased credit risk relative to residential one-to-four family loans. In addition to the increase in the average balance of loans, the yield earned on the average balance of loans receivable increased by 20 basis points to 8.59% in fiscal 1997 as compared to 1996 due in part to the higher yielding nature of multi-family and commercial real estate and commercial business loans.

Interest income on securities available for sale decreased by $8,000 or 1.7%. There were no investment purchases or sales during fiscal 1997. Accordingly, the reduction in interest income on securities available for sale is solely attributable to reduced average balances as a result of principal repayments. The average balance decreased $427,000 or 5.5% during fiscal 1997.

Interest income on interest-bearing time deposits decreased $98,000 or 72.7% as a result of reduced average balances, coupled with lower contracted rates. Periodically in fiscal 1996, interest-bearing time deposits were contracted on a longer term basis, resulting in a higher yielding investment in 1996 as compared to 1997. Interest-bearing time deposits were primarily invested on an overnight basis in fiscal 1997.

The yield on the average balance of interest-earning assets was 8.21% and 7.98% for fiscal 1997 and 1996, respectively.

Interest Expense. Interest expense of $2.4 million remained relatively consistent for the years ended September 30, 1997 and 1996, increasing only $30,000 or 1.3%. While total interest expense did not change dramatically from year to year, the components of interest expense reflected management's progress in increasing the level of lower costing money market accounts. While the amount of year-end deposits only increased $401,000 or 1.0%, the average balance of money market accounts increased $3.4 million or 46.5% to $10.7 million while the average balance of time deposits decreased $1.7 million or 5.4% to $28.7 million. The average cost on money market accounts was 4.09% in 1997 as compared to 3.39% in fiscal 1996, and the average cost of time deposits was 5.30% in fiscal 1997 versus 5.49% in fiscal 1996. Overall money market rates increased due to the introduction in 1996 of a tiered money market account with checking which proved popular with consumers but carried a somewhat higher cost than the Association's other money market products. The changes in the average balances of savings, demand, and NOW accounts and the related rates paid were not significant from fiscal 1996 to 1997.

Interest expense on borrowings increased to $22,000 in fiscal 1997, as the average amount of borrowed funds increased from $6,000 for fiscal 1996 to $391,000 in fiscal 1997. Fiscal 1996 interest expense on borrowed funds was less than $1,000.

The yield on the average balance of interest-bearing liabilities was 4.25% and 4.30% for fiscal 1997 and 1996, respectively.

Net Interest Income. Net interest income increased by approximately $141,000 or 6.1% to $2.5 million for fiscal 1997 from $2.3 million for fiscal 1996. The average interest rate spread increased to 3.96% for fiscal 1997 from 3.68% for fiscal 1996. The increase in interest rate spread is primarily the result of an increase in higher yielding multi-family and commercial real estate loans and the repricing of home equity loans.

Provision for Loan Losses. The provision for loan losses increased $78,000 or 10.9% to $792,000 for fiscal year 1997 from $714,000 for fiscal year 1996. The increase in the amount of the provision for fiscal 1997 was based on management's evaluation of the inherent risk in the Association's loan portfolio; a $1.6 million or 71.4% increase in non-performing loans to $3.8 million at September 30, 1997 as compared to $2.2 million at September 30, 1996; significantly increased net loan charge offs amounting to $430,000 in fiscal 1997, $187,000 or 77.0% greater than in 1996; continued expansion of commercial business and multi-family and commercial real estate lending; the continued economic weakness in the AssociationOs market area; declining real estate values collateralizing much of the AssociationOs loan portfolio as well as management's evaluation of the prospects in the Association's market areas.

Other Income. Other income increased by $46,000 or 42.0% to $155,000 during fiscal year 1997 from $109,000 for fiscal year 1996. This increase was primarily due to increases in fees and service charges of $22,000 or 18.4% as well as fiscal 1996 other income including a $15,000 loss on the writedown of premises and equipment.

Operating Expense. Operating expenses decreased $652,000 or 21.9% to $2.3 million in fiscal year 1997 from $3.0 million in fiscal year 1996. Compensation and benefits expenses increased by $66,000 or 8.0% to $892,000 for fiscal year 1997 from $826,000 for fiscal year 1996. The increase in compensation and benefits expenses in fiscal year 1997 was primarily the result of the general cost of living and merit raises to Association employees, coupled with increased pension and health insurance expenses. Director's fees increased by $27,000 or 34.9% from $76,000 in fiscal year 1996 to $103,000 in fiscal year 1997, reflecting increased meeting frequency and an increase in per meeting fees. Other real estate expenses increased $46,000 or 170% to $73,000 reflecting increased costs associated with foreclosures and disposition of other real estate.

More than offsetting these increases were reductions in the special one-time FDIC assessment, federal deposit insurance premiums, advertising expenses and other operating expenses. In fiscal 1996, the Association accrued a special assessment to recapitalize the SAIF in the amount of $415,000. As a result of the recapitalization, the Federal deposit insurance premiums decreased in fiscal 1997 by $74,000 or 56.6% to $57,000. Advertising expenses decreased in fiscal 1997 by $29,000 or 21.0% to $111,000. This decrease is due to the inclusion in fiscal 1996 of significant costs associated with the implementation of a new logo and brochures and initial use of television advertising which was not repeated in fiscal 1997. Occupancy expenses and equipment and data processing expenses were slightly greater in fiscal 1997 as compared to fiscal 1996 with increases of $13,000 or 5.9% and $9,000 or 2.9%, respectively.

Income Tax Expense. The provision for income taxes increased $307,000 from a fiscal year 1996 benefit of $222,000 to a fiscal year 1997 expense of $85,000. The increase in tax expense for fiscal year 1997 as compared to fiscal year 1996 was primarily the result of a $760,000 decrease in the loss before income taxes, coupled with a $25,000 increase in the change in the valuation allowance for deferred tax assets. In assessing whether the deferred tax assets will more likely than not be realized, the Association considers the historical level of taxable income, the time period over which the temporary differences are expected to reverse, as well as estimates of future taxable income. In 1997, as a result of the Association experiencing a second year of significant losses before taxes (loss before taxes of $498,000 and $1,259,000 in fiscal 1997 and 1996, respectively), continued economic weakness in the Association's market area, including declining real estate values collateralizing much of the Association's loan portfolio, and reduced expectations of earnings in the future, as well as a reduction in the amount of historical taxes available for carryback in 1997, the Association increased its deferred tax valuation allowance by $274,000 to $625,000 at September 30, 1997. As of September 30, 1997, the net deferred tax asset is considered to be more likely than not realizable based upon the remaining amount of historical taxes available for carryback, amounting to approximately $50,000, the reversal of temporary taxable items and reliance on future taxable income amounting to approximately $175,000.

ASSET QUALITY

Nonperforming assets include non-accrual loans, troubled debt restructurings and other real estate properties. Loans are placed on non-accrual status when the loan is more than 90 days delinquent or when the collection of principal and/or interest in full becomes doubtful. When loans are designated as non-accrual, all accrued but unpaid interest is reversed against current period income and subsequent cash receipts generally are applied to reduce the unpaid principal balance. As of September 30, 1998 and 1997, there were no loans past due greater than 90 days and accruing interest or restructured loans accruing interest. Foreclosed assets include assets acquired in settlement of loans.

Nonperforming assets at September 30, 1998 were $2.1 million or 3.05% of total assets, compared to $4.1 million or 6.73% of total assets at September 30, 1997. Nonperforming loans were $1.8 million or 3.52% of gross loans outstanding at September 30, 1998, a decrease of $2.0 million from $3.8 million or 7.39% of gross loans outstanding at September 30, 1997.

In fiscal 1997, $2.7 million in one-to-four family residential loans were either restructured or rewritten, generally at market interest rates, as to which real estate taxes were previously delinquent and were classified as nonaccruing at September 30, 1997. During fiscal 1998, $2.4 million of these loans were reclassified as performing loans as the borrowers had performed under the terms of the restructured or rewritten loan for twelve consecutive months. Four one-to-four family residential loans were restructured at market interest rates during fiscal 1998 totaling $247,000 which were classified as nonaccrual at September 30, 1998. The total restructured one-to-four family residential mortgages at September 30, 1998 was $535,000. The restructured loans will be reclassified as performing loans only after the borrowers perform according to the new loan terms for twelve consecutive months.

In addition, $359,000 and $1.0 million in one-to-four family residential loans were classified as nonaccrual at September 30, 1998 and 1997, respectively, due to delinquency.

At September 30, 1998 there were three commercial real estate loans classified as nonaccrual. One loan is $411,000 and is secured by a warehouse and office building located in Saratoga County. The property was obtained by a deed-in-lieu of foreclosure in November 1998, and both properties are being marketed. Another loan is $389,000 and is secured by a take-out restaurant located in Saratoga County. Foreclosure process was begun on this property in December 1998. The remaining loan is $96,000 and is secured by an office building located in Fulton County. The borrower continues to make payments on the loan. Management is actively monitoring the borrower's progress to increase rental income on the property.

All OREO held at September 30, 1998 and 1997 were one-to-four family residential properties.

Additionally, at September 30, 1998, the Company has identified approximately $659,000 in loans having more than normal credit risk. The Company believes that if economic and/or business conditions change in its lending area, some of these loans could become nonperforming in the future.

Liquidity

Liquidity is the ability to generate cash flows to meet present, as well as expected, future funding commitments. Management monitors the Company's liquidity position on a daily basis and evaluates its ability to meet expected and unexpected depositor withdrawals and to make new loans and investments. The Company has historically maintained high levels of liquidity, and manages its balance sheet so there has been no need for unanticipated sales of Company assets.

The Company's primary sources of funds for operations are deposits, principal and interest payments on loans and securities, and to a lesser extent, borrowings. Net cash provided by operating activities was $728,000 in fiscal 1998, an increase of $998,000 over fiscal 1997. The decrease was primarily attributable to less of a decrease in accrued expenses in fiscal 1998 as compared to fiscal 1997, as there were significant non-recurring expenses accrued in fiscal 1996 paid in fiscal 1997. $4.8 million was used for investing activities in fiscal 1998, an increase of $4.4 million from fiscal 1997. The increase was primarily attributable to the Company investing the net proceeds from the stock offering. Financing activities provided $6.9 million, representing $5.5 million in net proceeds from the Company's initial public offering, net of common shares acquired by the Company ESOP, an increase of $676,000 in deposits and borrowings increasing $700,000 during fiscal 1998.

An important source of the Company's funds is the Association's core deposits. Management believes that a substantial portion of the Association's deposits are core deposits. Core deposits are generally considered to be a dependable source of funds due to long term customer relationships. The Company does not currently use brokered deposits as a source of funds, and time deposit accounts having balances equal to or in excess of $100,000 totaled $2.3 million or 4.0% of total deposits at September 30, 1998. The Association is required to maintain minimum levels of liquid assets as defined by regulations. The requirement, which may be varied by OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The OTS required minimum liquidity ratio is currently 4% and for the quarter ended September 30, 1998, the Association reported average liquidity of 15.51%.

The Association may borrow funds from the FHLB of New York subject to certain limitations. Based on the level of qualifying collateral available to secure advances at September 30, 1998, the Association's borrowing limit from the FHLB of New York was approximately $28.9 million, with $2.0 million outstanding at that date. Management considers FHLB borrowings a reliable source of funding that will likely be used in the next year to meet short-term funding needs. In addition, in order to improve return on equity and increase the return provided shareholders, FHLB borrowings will be used to fund investment purchases during fiscal 1999.

The Company is required to maintain a compensating balance of $500,000 at one of its correspondent banks at September 30, 1998 which is consistent with the prior year.

At September 30, 1998, the Company had outstanding loan origination commitments, undisbursed construction loans in process and unadvanced lines of credit of $2.8 million. The Company anticipates that it will have sufficient funds available to meet its current loan origination and other commitments. Time deposits scheduled to mature in one year or less from September 30, 1998 totaled $20.8 million. Based on the Company's most recent experience and pricing strategy, management believes that a significant portion of such deposits will remain with the Company.

Adirondack Financial is a unitary savings and loan holding company which is regulated by the OTS, and although there are no minimum requirements for the holding company itself, the Association is required to maintain a minimum level of regulatory capital. The following is a summary of the Association's actual capital amounts and ratios as of September 30, 1998, compared to the OTS minimum capital requirements.

                                                   At September 30, 1998
                                               ------------------------------
                                                   (Dollars In Thousands)
Tangible Capital:
Capital level                                    $7,055            10.59%
Requirement                                         999             1.50%
                                                 ------            -----
Excess                                           $6,056             9.09%
                                                 ======            =====

Core Capital:
Capital level                                    $7,055            10.59%
Requirement                                       1,999             3.00%
                                                 ------            -----
Excess                                           $5,056             7.59%
                                                 ======            =====

Total Risk-Based Capital:
Capital level                                    $7,546            19.62%
Requirement                                       5,330             8.00%
                                                 ------            -----
Excess                                           $2,216            11.62%
                                                 ======            =====

Impact of Inflation and Changing Prices

The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increasing costs of operations. Unlike most industrial companies, nearly all assets and liabilities of the Company are monetary. As a result, changes in interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation, since interest rates do not necessarily move in the direction, or to the same extent as, the price of goods and services.

Impact of New Accounting Standards

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Management does not believe that the impact of adopting this Statement will be material to the Company's consolidated financial statements.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for periods beginning after December 15, 1997. Management does not believe that the impact of adopting this Statement will be material to the Company's consolidated financial statements.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," which amends the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132 standardizes the disclosure of SFAS No. 87 and No. 106 to the extent practical and recommends a parallel format for presenting information about pensions and other postretirement benefits. This Statement is applicable to all entities and addresses disclosure only. The Statement does not change any of the measurement or recognition provision provided for in SFAS No. 87, No. 88 or No. 106. The Statement is effective for fiscal years beginning after December 15, 1997. Management anticipates providing the required disclosures in the September 30, 1999 consolidated financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently evaluating the impact of this Statement on the Company's consolidated financial statements.

Year 2000 ("Y2K") Issues

Year 2000 issues are the result of computer programs having been written using two digits rather than four to define the applicable year. Any of the Company's programs that have time sensitive software may recognize a date using "00" as the year 1900 rather than year 2000. This could result in a major system failure or miscalculations. The Company is also aware of these risks to third parties, including vendors (and to the extent appropriate, depositors and borrowers), and the potential adverse impact on the Company that could result from failures by these parties to adequately address the Year 2000 issues.

The Company processes all customer information on an in-house data processing system utilizing computer programs from several vendors. Most of the ancillary programs have a direct interface to the core processing system. In the event of widespread system failure, a worst case scenario, it will be necessary to process customer information manually. To mitigate the Y2K risk, the Company has developed a Y2K Action Plan that was approved by the Board in July 1998. As part of the Plan, a Y2K Committee was formed to conduct a review of its computer systems to identify the systems that could be affected by the Y2K problem. The Y2K Committee reports on a quarterly basis to the Board of Directors as to the Company's status in resolving any Year 2000 issues.

The Company's Y2K Action Plan identifies seven phases which are as follows:

Phase               Description and Company Progress
-----               --------------------------------

Awareness           Informing Company employees at all levels of the potential issues relative to Year 2000. The Company has completed this phase of the program.


Inventory           Identify the areas within the organization that are subject to potential Year 2000 problems. The Company has completed this phase of the program.


Assessment          Review the areas identified during the inventory phase to
                    determine the potential impact on the Company's operations and financial standing and classify each area on a scale from highest potential impact to lowest. The Company has completed this phase of the program.


Analysis Develop procedures necessary to test compliance. The Company is in the process of testing programs used in areas with the highest potential impact. It is anticipated that testing will be completed by December 31, 1998. For programs with the lowest potential impact, contingency plans will be developed by March 31, 1999.

Conversion          For each program identified as non-compliant, develop a
                    strategy for upgrading the program or converting to a Y2K compliant program. In addition, develop contingency and disaster recovery plans to be used in lieu of testing or in the event of widespread system failure. Based on the results of the testing completed, it is not anticipated that any program conversions will be necessary. Contingency and disaster recovery plans will be completed by March 31, 1999.


Implementation      Migrate from the testing environment to the production
                    environment any new program versions being tested for Y2K compliance. Based on the results of the testing completed, it is not anticipated that there will be any migration of new program versions required.


Post-
implementation      Review contingency plans and disaster recovery plans with
                    employees. Employee training will commence after March 31, 1999 and be completed by November 30, 1999.


To date, the Y2K Committee has received Year 2000 compliance certifications/progress forms from all of the Company's vendors. Of the responses received, 85% of the vendors have certified that they are Y2K compliant, with the remaining 15% informing the Company of their progress and anticipated compliance dates; however, no assurance can be given as to the adequacy of such plans or to the timeliness of their implementation.

Final versions of the Company's Y2K customer evaluation forms and the associated risk analysis have been completed and Y2K questionnaires have been sent to customers. A spreadsheet has been developed that identifies significant borrowers and their level of risk and will be monitored by the Company's Asset Review Committee. To date, the majority of significant borrowers contacted have indicated that they are not heavily reliant on computer systems and are, therefore, evaluated as a low risk pertaining to Y2K.

In fiscal 1997, the Company converted from a third-party core processing servicer to an in-house system. In addition, the Company also purchased new general ledger and mortgage origination software during approximately the same time period. The implementation of the new systems were completed in part to provide a Y2K compliant operating atmosphere and cost approximately $500,000 to complete which includes both hardware and software costs. As indicated previously, the results of the testing performed on the software and hardware indicates that further renovation is not necessary. To complete the final phases of the Y2K Plan, it will be necessary to document contingency and disaster recovery plans which will be completed by Association employees.

Based on the Company's current knowledge and investigations, the expense of the year 2000 problem as well as the related potential effect on the Company's earnings is not expected to have a material effect on the Company's financial position or results of operations. Furthermore, the Company expects corrective measures required to be prepared for the Year 2000 to be implemented on a timely basis.

                          Independent Auditors' Report


The Board of Directors
Adirondack Financial Services Bancorp, Inc.
Gloversville, New York


We have audited the accompanying consolidated statements of financial condition of Adirondack Financial Services Bancorp, Inc. and subsidiary (the Company) as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in shareholder's equity and cash flows for each of the years in the three year period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Adirondack Financial Services Bancorp, Inc. and subsidiary as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1998 in conformity with generally accepted accounting principles.



/s KPMG PEAT MARWICK, LLP
October 30, 1998

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

                 Consolidated Statements of Financial Condition



                                                                                   September 30,
                                                                              1998               1997
                                                                         ------------        -----------
                    Assets

Cash and due from banks                                                  $  2,635,158          1,922,386
Interest bearing deposits                                                   2,109,873                 --
                                                                         ------------        -----------
          Total cash and cash equivalents                                   4,745,031          1,922,386

Securities available for sale                                              11,172,412          7,017,111
Net loans receivable                                                       50,200,660         49,526,290
Accrued interest receivable                                                   297,959            332,122
Other real estate owned                                                       256,125            312,892
Premises and equipment, net                                                 1,278,383          1,538,364
Prepaid expenses and other assets                                             290,843            372,642
                                                                         ------------        -----------
          Total assets                                                   $ 68,241,413         61,021,807
                                                                         ============        ===========

       Liabilities and Shareholders Equity

Liabilities:
    Deposits:
       Demand and N.O.W. accounts                                           5,741,821          5,147,684
       Savings and money market accounts                                   23,860,849         22,954,408
       Time deposit accounts                                               27,190,796         28,014,594
                                                                         ------------        -----------
          Total deposits                                                   56,793,466         56,116,686

    Accrued expenses and other liabilities                                    292,982            325,152
    Borrowings and securities sold under agreements to repurchase           2,000,000          1,300,000
                                                                         ------------        -----------
          Total liabilities                                                59,086,448         57,741,838
                                                                         ------------        -----------

Commitments and contingent liabilities (note 11)

Shareholder's equity:
    Preferred stock, $.01 par value;  500,000 shares authorized;
       none outstanding at September 30, 1998 and 1997                             --                 --
    Common stock, $.01 par value;  5,000,000 shares authorized;
       663,243 shares issued and outstanding at September 30, 1998
       and none at September 30, 1997                                           6,632                 --
    Additional paid-in capital                                              6,049,293                 --
    Retained earnings, substantially restricted                             3,535,134          3,301,370
    Unearned ESOP shares                                                     (476,100)                --
    Net unrealized gain (loss) on securities available for sale,
       net of tax                                                              40,006            (21,401)
                                                                         ------------        -----------
          Total shareholders' equity                                        9,154,965          3,279,969
                                                                         ------------        -----------
          Total liabilities and shareholders' equity                     $ 68,241,413         61,021,807
                                                                         ============        ===========


See accompanying notes to consolidated financial statements.

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

                      Consolidated Statements of Operations


                                                            For the Years Ended September 30,
                                                        1998              1997              1996
                                                    -----------        ----------        ----------
Interest and dividend income:
    Interest and fees on loans                      $ 4,356,239         4,409,006         4,131,580
    Securities available for sale                       466,780           458,932           466,898
    Interest bearing deposits                           182,576            36,714           134,345
                                                    -----------        ----------        ----------
          Total interest and dividend
            income                                    5,005,595         4,904,652         4,732,823
                                                    -----------        ----------        ----------

Interest expense:
    N.O.W. accounts                                      95,245            64,841            69,251
    Savings and money market accounts                   863,097           837,803           679,589
    Time deposit accounts                             1,441,963         1,522,058         1,667,030
    Borrowings                                          124,827            21,777               178
                                                    -----------        ----------        ----------
          Total interest expense                      2,525,132         2,446,479         2,416,048
                                                    -----------        ----------        ----------

       Net interest income                            2,480,463         2,458,173         2,316,775

Provision for loan losses                               120,000           792,266           714,276
                                                    -----------        ----------        ----------
          Net interest income after provision
            for loan losses                           2,360,463         1,665,907         1,602,499
                                                    -----------        ----------        ----------

Other income:
    Fees and service charges                            160,097           140,309           118,499
    Net loss on sale or writedown
        of premises and equipment                           --                --            (15,322)
    Other                                                15,457            14,810             6,091
                                                    -----------        ----------        ----------
          Total other income                            175,554           155,119           109,268
                                                    -----------        ----------        ----------

Other expenses:
    Compensation and employee benefits                  940,038           892,434           826,360
    Occupancy                                           212,785           224,598           212,054
    Federal deposit insurance premiums                   55,054            56,665           130,387
    Special one-time FDIC assessment                         --                --           414,835
    Advertising                                         101,968           110,796           140,291
    Directors' fees and expenses                         87,853           102,912            76,298
    Equipment and data processing                       298,407           319,110           310,218
    Other real estate expenses                           29,715            73,030            27,039
    Professional fees                                   173,689           149,383            90,572
    Utilities and postage                                60,656            61,280            39,242
    Other operating expenses                            252,667           328,588           703,001
                                                    -----------        ----------        ----------
          Total other expenses                        2,212,832         2,318,796         2,970,297
                                                    -----------        ----------        ----------
Income (loss) before taxes                              323,185          (497,770)       (1,258,530)
Income tax expense (benefit)                             89,421            85,008          (222,324)
                                                    -----------        ----------        ----------
          Net income (loss)                         $   233,764          (582,778)       (1,036,206)
                                                    ===========        ==========        ==========
Basic and diluted earnings per share                       0.19               N/A               N/A
                                                    ===========        ==========        ==========

For fiscal 1998, earnings per share is calculated using estimated post-conversion net income (note 1)

See accompanying notes to consolidated financial statements.

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

           Consolidated Statements of Changes in Shareholders' Equity

                  Years Ended September 30, 1998, 1997 and 1996



                                                                                                        Net unrealized
                                                                                                        gain (loss) on
                                                                                              Unearned     securities
                                                        Common     Additional     Retained      ESOP     available for
                                                        Stock    Paid-In-Capital  Earnings     Shares   sale, net of tax   Total
                                                        -----    ---------------  --------     ------   ----------------   -----

Balance at October 1, 1995                            $    --            --        4,920,354       --        (66,334)     4,854,020
Net loss                                                   --            --       (1,036,206)      --             --     (1,036,206)
Change in net unrealized loss on securities
    available for sale, net of tax                         --            --             --         --        (27,858)       (27,858)
                                                      ---------    ----------     ----------   --------   ----------     ----------

Balance at September 30, 1996                              --            --        3,884,148       --        (94,192)     3,789,956
Net loss                                                   --            --         (582,778)      --             --       (582,778)
Change in net unrealized loss on securities
    available for sale, net of tax                         --            --             --         --         72,791         72,791
                                                      ---------    ----------     ----------   --------   ----------     ----------

Balance at September 30, 1997                              --            --        3,301,370       --        (21,401)     3,279,969
Net income                                                 --            --          233,764       --           --          233,764
Common stock issued (663,243 shares)                      6,632     6,035,380           --         --           --        6,042,012
Acquisition of common shares by ESOP (52,900 shares)       --            --             --     (529,000)        --         (529,000)
Allocation of ESOP shares (5,290 shares)                   --          13,913           --       52,900         --           66,813
Change in net unrealized loss on securities
    available for sale, net of tax                         --            --             --         --         61,407         61,407
                                                      ---------    ----------     ----------   --------   ----------     ----------

Balance at September 30, 1998                         $   6,632     6,049,293      3,535,134   (476,100)      40,006      9,154,965
                                                      =========    ==========     ==========   ========   ==========     ==========

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

                      Consolidated Statements of Cash Flows



                                                                         For the Years Ended September 30,
                                                                    1998              1997              1996
                                                                -----------        ----------        ----------
Cash flows from operating activities:
    Net  income (loss)                                          $   233,764          (582,778)       (1,036,206)
    Adjustments to reconcile net income (loss) to net
        cash  provided by (used in) operating activities:
          Depreciation expense                                      292,884           291,086           227,646
          Provision for loan losses                                 120,000           792,266           714,276
          ESOP compensation expense                                  66,813
          Deferred tax (benefit) expense                            (40,000)          125,000           (55,651)
          Writedown of other real estate owned                        3,850            33,032            24,300
          Net gain on sale of other real estate owned               (30,247)          (38,881)          (76,847)
          Net loss on sale or writedown of
             premises and equipment                                    --                --              15,322
          Decrease (increase)  in accrued interest
             receivable                                              34,163            (2,131)           49,528
           Decrease (increase) in prepaid expenses and
             other assets                                            78,760           (12,947)           (4,536)
          (Decrease) increase in accrued expenses and
             other liabilities                                      (32,171)         (875,172)          846,553
                                                                -----------        ----------        ----------
               Total adjustments                                    494,052           312,253         1,740,591
               Net cash provided by (used in)
                 operating activities                               727,816          (270,525)          704,385
                                                                -----------        ----------        ----------

Cash flows from investing activities:
    Purchase of securities available for sale                    (6,729,128)             --          (4,601,592)
    Proceeds from principal repayment of securities
        available for sale                                        1,678,272           549,575           430,569
    Proceeds from maturity and redemption of
        securities available for sale                             1,000,000              --           3,700,000
    Proceeds from maturity and redemption of
        securities held to maturity                                    --                --           2,500,000
    Net increase in loans receivable                             (1,119,345)       (1,193,317)       (2,409,148)
    Proceeds from sale of other real estate owned                   408,139           273,397           462,684
    Capital expenditures                                            (32,903)          (35,711)         (920,326)
                                                                -----------        ----------        ----------
               Net cash used in investing activities             (4,794,965)         (406,056)         (837,813)
                                                                -----------        ----------        ----------

Cash flows from financing activities:
    Net increase (decrease) in deposits                             676,781           400,886        (2,149,816)
    Net increase in borrowings                                      700,000         1,000,000           300,000
    Net proceeds from issuance of common stock                    6,042,013              --                --
    Acquisition of common stock by ESOP                            (529,000)             --                --
                                                                -----------        ----------        ----------
               Net cash provided by (used in)
                 financing activities                             6,889,794         1,400,886        (1,849,816)

Net increase (decrease) in cash and cash equivalents              2,822,645           724,305        (1,983,244)
Cash and cash equivalents at beginning of year                    1,922,386         1,198,081         3,181,325
                                                                -----------        ----------        ----------
Cash and cash equivalents at end of year                        $ 4,745,031         1,922,386         1,198,081
                                                                ===========        ==========        ==========

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.

                      Consolidated Statements of Cash Flows


                                                                         For the Years Ended September 30,
                                                                    1998               1997             1996
                                                                -----------          ----------      ----------

Additional disclosures relative to cash flows:

    Interest paid                                               $    2,515,796       2,446,479        2,416,048
                                                                ==============       =========       ==========

    Taxes paid (Refunds Received)                               $       14,371        (165,891)         (83,587)
                                                                ==============       =========       ==========

Supplemental schedule of non-cash investing
    and financing activities:
       Transfers from loans to other real estate
          owned                                                 $      324,975         510,892          297,909
                                                                ==============       =========       ==========

       Securities held to maturity transferred to
          securities available for sale under the
           provisions of the FASBs Special
          Report                                                $         --              --          2,000,000
                                                                ==============       =========       ==========

       Change in valuation of securities available
          for sale, net of $46,322, $54,913 and ($21,015)
          tax effect at September 30, 1998, 1997
          and 1996, respectively                                $       61,407          72,791          (27,858)
                                                                ==============       =========       ==========


See accompanying notes to consolidated financial statements.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(1)      Summary of Significant Accounting Policies

Adirondack Financial Services Bancorp, Inc. (the Holding Company) was incorporated under Delaware law in December 1997 as a Holding Company to purchase 100% of the common stock of Gloversville Federal Savings and Loan Association (the Association). The Association converted from a mutual form to a stock institution in April 1998, and the Holding Company completed its initial public offering on April 6, 1998, at which time the Holding Company purchased all the outstanding stock of the Association.

The following is a description of the more significant policies which Adirondack Financial Services Bancorp, Inc. follows in preparing and presenting its consolidated financial statements.

(a)      Basis of Presentation

         The accompanying consolidated financial statements include the accounts of Adirondack Financial Services Bancorp, Inc. and its wholly owned subsidiary, Gloversville Federal Savings and Loan Association collectively referred to as the Company. All significant intercompany accounts have been eliminated in consolidation. The accounting and reporting policies of the Company conform in all material respects to generally accepted accounting principles and to general practice within the thrift industry.

(b)      Use of Estimates

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         A substantial portion of the Association's loans are secured by real estate in the Upstate New York area, primarily in Fulton, Montgomery and Saratoga counties. In addition, the other real estate owned is located in the same market area. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in these areas.

         The determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures in satisfaction of loans are based on material estimates that are susceptible to change based on such factors as economic conditions in the market area serviced by the Company, financial conditions of individual borrowers, and changes in underlying collateral values. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management obtains independent appraisals for significant properties.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997


         Management believes that the allowance for loan losses and the valuation of other real estate owned are adequate. While management uses available information to recognize losses on loans and other real estate owned, future additions to valuation allowances may be necessary based on changes in economic conditions, particularly in the Company's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and other real estate owned. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination which may not be currently available to management.

(c)      Cash and Cash Equivalents

         For purposes of reporting cash flows, the Company considers all cash and due from bank balances, interest bearing deposits and similar investments with maturities of less than three months to be cash and cash equivalents.

(d)      Securities

         The Company accounts for securities in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires classification of securities into three categories: trading, available for sale, or held to maturity. The Company classifies its debt securities, including mortgage backed securities, as either available for sale or held to maturity, as the Company does not hold any securities for trading purposes. As of September 30, 1998 and 1997 all securities were classified as available for sale.

         Available for sale securities are recorded at fair value. Held to maturity securities are recorded at amortized cost, adjusted for the amortization of premiums and accretion of discounts. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of equity until realized. Federal Home Loan Bank of New York stock, a non-marketable equity security, is included in securities available for sale at cost since there is no readily available fair value. This investment is required for membership.

         A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

         Interest income includes interest earned on the securities and the amortization of premiums and accretion of discounts. Amortization and accretion is recorded using a method that approximates the level-yield method. Realized gains or losses on securities sold are recognized on the trade date using the specific identification method.

(e)      Reclassification of Investment Securities

         In November 1995, the staff of the Financial Accounting Standards Board released a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         in Debt and Equity Securities." The Special Report contained a unique provision that allowed entities to, as of one date between November 15, 1995 and December 31, 1995, reassess the appropriateness of the classifications of all securities held at that time. In conjunction with the provisions of the Special Report, dated December 31, 1995, the Company transferred securities with an amortized cost of $2,000,000 and an estimated fair value of $1,985,000 from securities held to maturity to securities available for sale.

(f)      Loans Receivable

         Loans are carried at the principal amount outstanding less net deferred loan fees and the allowance for loan losses. Loan fees received and certain direct loan origination costs are deferred, and the net fee or cost is amortized into income so as to provide for a level-yield of interest on the underlying loans. Amortization of related net deferred fees is suspended when a loan is placed on nonaccrual status.

         Interest on loans is recognized on an accrual basis. Loans are generally placed on nonaccrual status when principal or interest becomes 90 days or more past due or sooner if management believes it is prudent to do so. Unpaid interest previously recognized is reversed when a loan is placed on nonaccrual status. Loans generally remain on nonaccrual status until past due principal and interest payments are brought current through cash collections or when, in the opinion of management, the loans are estimated to be fully collectible as to principal and interest. The application of payments received (principal or interest) on non-accrual loans is dependent on the expectation of ultimate repayment of the loan. If ultimate repayment of the loan is expected, any payments received are applied in accordance with contractual terms. If ultimate repayment of princpal is not expected or management judges it to be prudent, any payment received on a non-accrual or an impaired loan is applied to principal until ultimate repayment becomes expected.

         An allowance for loan losses is established through a provision charged to operations. Losses on loans are charged to the allowance for loan losses when all or a portion of a loan is deemed to be uncollectible. Recoveries of loans previously charged off are credited to the allowance when realized. Management's periodic evaluation of the adequacy of the allowance for loan losses considers known and inherent risks in the portfolio, adverse situations which may affect the borrowers' ability to repay, estimated value of underlying collateral, results of reviews performed on specific problem loans, and current and prospective economic conditions in the Association's lending area.

         Impaired loans are identified and measured in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These Statements prescribe recognition criteria for loan impairment, and measurement methods for impaired loans and loans whose terms are modified in troubled-debt restructurings subsequent to the adoption of these Statements. The adoption of these Statements on October 1, 1995 did not have a material effect on the Company's financial statements.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(g)      Other Real Estate Owned

         Other real estate owned is recorded at the lower of cost (defined as fair value at initial foreclosure) or fair value of the asset acquired, less estimated costs to dispose of the property. Costs of developing and improving such properties are capitalized, where appropriate. Subsequent declines in the value of other real estate owned and expenses relating to holding such real estate are charged to operations as incurred. Other real estate owned consists primarily of residential properties.

(h)      Premises and Equipment

         Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets.

(i)      Income Taxes

         The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management's judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j)      Financial Instruments

         In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk, such as commitments to extend credit, unused lines of credit, and standby letters of credit. The Company's policy is to record such instruments when funded.

(k)      Transfers of Financial Assets and Extinguishment of Liabilities

         In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Certain aspects of SFAS No. 125 were amended by SFAS No. 127 "Deferral of the Effective Date of Certain

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         Provisions of FASB Statement No. 125." The adoption of SFAS No. 125, as amended, did not have a material impact on the Company's consolidated financial statements.

(l)      Earnings Per Share

         On June 30, 1998, the Company adopted the provisions of SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share" and related interpretations. SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with a complex capital structure and specifies additional disclosure requirements. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity, such as restricted stock and stock options. Unallocated ESOP shares are not included in the weighted average number of common shares outstanding for either the basic or diluted earnings per share calculations.

         Earnings per share are presented for estimated earnings from the date of conversion, April 6, 1998, through September 30, 1998, and are based on the weighted average number of shares outstanding during this period, less unallocated ESOP shares. Earnings per share are not presented for periods prior to the initial stock offering as the Company was a mutual savings and loan at the time and no stock was outstanding. For the year ended September 30, 1998, the weighted average number of shares outstanding was 608,559. There were no restricted stock plans or stock options that would have had a dilutive effect on the earnings per share calculation for the year ended September 30, 1998. The basic and diluted earnings per common share was $0.19 for the year ended September 30, 1998, based on post conversion net income of approximately $114,000 for the period from April 6, 1998 through September 30, 1998.

(m)      Reclassification

         Amounts in the prior periods' consolidated financial statements are reclassified whenever necessary to conform with the current period's presentation.

(n)      Recent Accounting Pronouncements

         In June 1997, the FASB issued "SFAS No. 130", "Reporting Comprehensive Income". SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Management does not believe that the impact of adopting this Statement will be material to the Company's consolidated financial statements.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting by public companies of operating segments wilthin the company, disclosures about products and services, geographic areas and major customers. This statement is effective for periods beginning after December 15, 1997. Management believes that the adoption of SFAS No. 131 will not have a material impact on the Company's consolidated financial statements.

         In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which amends the disclosure requirements of SFAS No. 87, "Employers' Accounting for Pensions," SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 132 standardizes the disclosure of SFAS No. 87 and No. 106 to the extent practical and recommends a parallel format for presenting information about pensions and other postretirement benefits. This Statement is applicable to all entities and addresses disclosure only. The Statement does not change any of the measurement or recognition provisions provided for in SFAS No. 87, No. 88 or No. 106. The Statement is effective for fiscal years beginning after December 15, 1997. Management anticipates providing the required disclosures in the September 30, 1999 consolidated financial statements.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is currently evaluating the impact of this Statement on the Company's consolidated financial statements.

(2)      Conversion to Stock Ownership

         On April 6, 1998, the Holding Company sold 661,250 shares of common stock at $10.00 per share to depositors, employees of the Association, and employee benefit plan of the Association. Net proceeds from the sale of stock of the Holding Company, after deducting conversion expenses of approximately $594,000, were approximately $6.0 million and are reflected as common stock and additional paid-in-capital in the accompanying consolidated statements of financial condition. The Company utilized approximately $4.0 million of the net proceeds to acquire all of the capital stock of the Association.

         As part of the conversion, the Association established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Association after the conversion. In the unlikely event of a complete liquidation of the Association, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Association's capital stock. The Association may not declare or pay a cash dividend to the Holding Company, or repurchase any of its capital stock, if the effect thereof would cause the retained earnings of the Association to be reduced below the

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

         The Association's capital exceeds all of the fully phased-in regulatory capital requirements. The Office of Thrift Supervision ("OTS") regulations provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without the approval of the OTS, make capital distributions during the calendar year of up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval.

         Unlike the Association, the Holding Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders.

(3)      Securities Available for Sale

         The amortized cost, gross unrealized gains and losses, and estimated fair values of securities available for sale at September 30, 1998 and 1997 are summarized as follows:

                                                              September 30, 1998
                                         --------------------------------------------------------
                                                            Gross         Gross         Estimated
                                           Amortized     Unrealized     Unrealized         Fair
                                             Cost           Gains         Losses          Value
                                         -----------       -------       -------        ----------
Debt securities:
----------------
Certificates of deposit                  $   400,000          --            --             400,000
U.S. Government agency obligations         6,252,461        49,489          --           6,301,950
Mortgage backed securities                 3,938,665        51,231       (30,534)        3,959,362
                                         -----------       -------       -------        ----------
         Total debt securities            10,591,126       100,720       (30,534)       10,661,312

Non-marketable equity securities:
---------------------------------
Equity securities                             50,000          --            --              50,000
Stock in FHLB                                461,100          --            --             461,100
                                         -----------       -------       -------        ----------
         Total securities
          available for sale             $11,102,226       100,720       (30,534)       11,172,412
                                         ===========       =======       =======        ==========

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

                                                              September 30, 1998
                                         -------------------------------------------------------
                                                           Gross         Gross        Estimated
                                           Amortized    Unrealized    Unrealized        Fair
                                             Cost          Gains        Losses          Value
                                         -----------      -------       -------       ---------
Debt securities:
----------------
U.S. Government agency obligations       $2,998,160        1,867        (6,020)       2,994,007
Mortgage backed securities                3,595,397       14,059       (47,452)       3,562,004
                                         ----------       ------       -------        ---------
         Total debt securities            6,593,557       15,926       (53,472)       6,556,011

Non-marketable equity securities:
---------------------------------
Stock in FHLB                               461,100         --            --            461,100
                                         ----------       ------       -------        ---------
         Total securities
          available for sale             $7,054,657       15,926       (53,472)       7,017,111
                                         ==========       ======       =======        =========

At September 30, 1998 and 1997, mortgage backed securities consisted of Federal Home Loan Mortgage Corporation (FHLMC), Government National Mortgage Association
(GNMA) and Federal National Mortgage Association (FNMA) securities.

The following sets forth information with regard to remaining contractual maturities of debt securities available for sale as of September 30, 1998 (mortgage backed securities are included based on the final contractual maturity date):

                                                Estimated
                               Amortized         Fair
                                 Cost            Value
                             -----------       ----------

Within one year              $ 2,900,000        2,900,315
From one to five years           749,484          758,733
From five to ten years         3,002,461        3,046,715
After ten years                3,939,181        3,955,549
                             -----------       ----------
                             $10,591,126       10,661,312
                             ===========       ==========

Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

There were no security sales for the years ended September 30, 1998, 1997 and 1996.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(4)      Net Loans Receivable

         Net loans receivable at September 30, 1998 and 1997 are summarized as follows:

                                                                        1998               1997
                                                                    ------------         ----------
         Loans secured by real estate:
                  Residential one-to-four family                    $ 35,705,911         36,890,541
                  Multi-family and commercial                          8,614,288          7,949,702
                  Residential one-to-four family construction            606,420            539,284
                                                                    ------------         ----------
                           Total loans secured by real estate         44,926,619         45,379,527
                                                                    ------------         ----------

         Other loans:
                  Commercial business                                  2,623,429          1,421,581
                  Home equity                                          3,143,015          3,379,775
                  Other consumer                                       1,122,087          1,111,559
                                                                    ------------         ----------
                           Total other loans                           6,888,531          5,912,915
                                                                    ------------         ----------

                           Gross loans receivable                     51,815,150         51,292,442

         Less:
                  Net deferred loan fees                                (118,734)          (153,171)
                  Allowance for loan losses                           (1,495,756)        (1,612,981)
                                                                    ------------         ----------
                           Net loans receivable                     $ 50,200,660         49,526,290
                                                                    ============         ==========

Activity in the allowance for loan losses is summarized as follows for the years ended September 30, 1998, 1997 and 1996:

                                                   1998              1997              1996
                                               -----------         ---------         ---------
         Balance at beginning of year          $ 1,612,981         1,250,610           779,417
         Charge-offs                              (315,960)         (466,182)         (254,364)
         Recoveries                                 78,735            36,287            11,281
         Provision charged to operations           120,000           792,266           714,276
                                               -----------         ---------         ---------
         Balance at end of year                $ 1,495,756         1,612,981         1,250,610
                                               ===========         =========         =========

         Non-performing loans consist of loans on nonaccrual status at September 30, 1998, 1997 and 1996 amounting to $1.8 million, $3.8 million and $2.2 million, respectively. There were no loans past due as to principal or interest greater than 90 days and still accruing interest or accruing loans in a trouble debt restructuring as of September 30, 1998, 1997 or 1996. Included in nonaccrual loans at September 30, 1998 and 1997 are approximately $550,000 and $1.6 million of loans restructured in trouble debt restructurings, respectively.

         During 1998 and 1997, certain loans with past due property taxes were either rewritten to provide the borrowers with amounts necessary to pay past due property taxes or the loans were restructured in trouble debt restructuring (but generally at market rates) to provide the borrowers with amounts necessary to pay past due property taxes. Loans restructured due to past due property taxes and included in non-accruing loans at September 30, 1998 totaled $550,000. Loans rewritten and loans restructured due to past due property taxes at September 30, 1997 totaled $1.1 million and $1.6 million, respectively.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         Interest income which would have been recorded under the original terms of the above nonaccrual loans for the years ended September 30, 1998, 1997 and 1996 was approximately $174,000, $343,000 and $230,000, respectively. Interest income recognized on the above nonaccrual loans for the years ended September 30, 1998, 1997 and 1996 was approximately, $143,000, $304,000 and $84,000. There are no commitments to extend further credit on nonaccrual loans.

         Under SFAS No. 114, a loan (generally commercial-type loans) is considered impaired when it is probable that the borrower will be unable to repay the loan according to the original contractual terms of the loan agreement or when a loan (of any loan type) is restructured in a trouble debt restructuring. The allowance for loan losses related to impaired loans is based on discounted cash flows using the loans initial effective interest rate or the fair value of the collateral for loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans).

         As of September 30, 1998 and 1997, the recorded investment in loans that were considered to be impaired under SFAS No. 114 totaled approximately $1.5 million and $1.6 million, respectively, for which the related allowance for loan losses was approximately $517,000 and $334,700, respectively. During the years ended September 30, 1998, 1997 and 1996, the average balance of impaired loans was approximately $1.3 million, $799,000 and $0, respectively. Interest income collected on the impaired loans during the years ended September 30, 1998, 1997 and 1996, was approximately $129,000, $153,000 and $0, respectively. There were no impaired loans at September 30, 1996.

         Certain directors and executive officers of the Company have had loan transactions with the Company in the ordinary course of business on substantially the same terms, including interest rates and collateral, as comparable loans made to others. Total loans to directors and executive officers amounted to approximately $394,000 and $381,000 at September 30, 1998 and 1997, respectively. During the year ended September 30, 1998, new loans of approximately $57,000 were made to directors or executive officers, and repayments totaled approximately $44,000.

(5)      Accrued Interest Receivable

         A summary of accrued interest receivable at September 30, 1998 and 1997 is as follows:

                                               1998          1997
                                             --------       -------
         Loans                               $214,920       271,986
         Securities available for sale         81,577        60,136
         Interest bearing deposits              1,462          --
                                             --------       -------
             Total                           $297,959       332,122
                                             ========       =======

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(6)      Premises and Equipment

         Premises and equipment at September 30, 1998 and 1997 are summarized by major classifications as follows:

                                                        1998           1997
                                                    -----------      ---------
         Land                                       $   140,215        140,215
         Buildings                                    1,244,728      1,278,156
         Furniture and fixtures                       1,135,962      1,124,289
                                                    -----------      ---------
                  Total                               2,520,905      2,542,660
         Less accumulated depreciation               (1,242,522)    (1,004,296)
                                                    -----------      ---------
                  Premises and equipment, net       $ 1,278,383      1,538,364
                                                    ===========      =========

         Amounts charged to non-interest expense for depreciation of premises and equipment amounted to $292,884, $291,086 and $227,646 in 1998, 1997 and 1996, respectively.

(7)      Deposits

         Deposit account balances at September 30, 1998 and 1997 are summarized as follows:

                                                               1998             1997
                                                           -----------       ----------
         Demand accounts (non-interest bearing)            $ 1,089,001        1,021,123
                                                           -----------       ----------
         N.O.W. accounts (1.75%)                             4,652,820        4,126,561
                                                           -----------       ----------
         Passbook and statement savings accounts (up
           to 4.00%)                                        11,297,213       12,004,406
         Money market accounts (up to 4.88%)                12,563,636       10,950,002
                                                           -----------       ----------
                                                            23,860,849       22,954,408
                                                           -----------       ----------

         Time deposit accounts:
              Under 4.00%                                           85            2,624
              4.00 - 4.99%                                   2,721,099        3,993,984
              5.00 - 5.99%                                  23,256,541       21,942,237
              6.00 - 6.99%                                   1,180,806        2,045,965
              7.00 and over                                     32,265           29,784
                                                           -----------       ----------
                                                            27,190,796       28,014,594
                                                           -----------       ----------
                                                           $56,793,466       56,116,686
                                                           ===========       ==========

         At September 30, 1998 and 1997, the aggregate amount of time deposit accounts with a balance equal to or in excess of $100,000 was $2,283,536 and $2,492,469, respectively. At September 30, 1998 and 1997, the aggregate amount of escrow deposits was not significant, and are included in savings and money market accounts.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         Contractual maturities of time deposit accounts at September 30, 1998 are as follows:

         Years ending September 30,
                  1999                             $   20,750,534
                  2000                                  3,878,707
                  2001                                  1,066,517
                  2002                                    829,817
                  2003                                    591,002
                  Thereafter                               74,219
                                                   --------------
                                                   $   27,190,796
                                                   ==============

         Certain executive officers and directors of the Company, as well as certain affiliates of these officers and directors, were customers of and had deposit balances with the Association in the ordinary course of business. The aggregate of such deposits was approximately $490,000 and $681,000 as of September 30, 1998 and 1997, respectively.

(8)      Borrowings

         The Company had approximately $28.9 million and $9.2 million of available lines of credit with the FHLB as of September 30, 1998 and 1997, respectively. Substantially all of the assets of the Company have been pledged as collateral related to this line of credit.

         Information concerning FHLB borrowings in 1998 and 1997 follows:

                                                              1998            1997
                                                           ----------      ----------
         Amount outstanding at September 30                $2,000,000           --
         Maximum amount outstanding at any month end        2,000,000        850,000
         Average amount outstanding                         1,344,384        272,726
         Weighted average interest rate:
           For the year                                          5.68%          5.56%
           As of year end                                        5.68%          --

         Information concerning securities sold under agreements to repurchase in 1998 and 1997 follows:

                                                              1998            1997
                                                           ----------      ----------
         Amount outstanding at September 30,               $     --          1,300,000
         Maximum outstanding at any month end               1,500,000        1,300,000
         Average amount outstanding                           127,397          118,274
         Weighted average interest rate:
           For the year                                          5.80%            5.78%
           As of year end                                        --               5.80%

         Securities underlying the repurchase agreements remain under the control of the Company. Repurchase agreements are typically entered into for one to three day periods.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(9)      Income Taxes

         The components of the income tax expense (benefit) for the years ended September 30, 1998, 1997 and 1996 are as follows:


                                                 1998            1997            1996
                                              ---------        --------        --------
         Current tax (benefit) expense:
            Federal                           $ 102,494         (40,248)       (166,929)
            State                                26,927             256             256
         Deferred tax (benefit) expense         (40,000)        125,000         (55,651)
                                              ---------          ------        --------
                                              $  89,421          85,008        (222,324)
                                              =========          ======        ========

         The actual tax expense (benefit) for the years ended September 30, 1998, 1997 and 1996 differs from expected tax expense (benefit), computed by applying the Federal corporate tax rate of 34% to income
         (loss) before taxes as follows:

                                                                       1998            1997            1996
                                                                    ---------        --------        --------
         Expected tax expense (benefit)                             $ 109,883        (169,242)       (427,900)
         Change in valuation allowance for deferred tax asset         (49,338)        273,510         248,426
         New York State tax                                            19,159         (22,107)        (45,443)
         Other items                                                    9,717           2,847           2,593
                                                                    ---------          ------        --------
                                                                    $  89,421          85,008        (222,324)
                                                                    =========          ======        ========

         The tax effects of temporary differences that give rise to the Association's deferred tax assets and liabilities at September 30, 1998 and 1997 are presented below:

                                                                        1998            1997
                                                                     ---------         -------
         Deferred tax assets:
            Differences in reporting the provision for
               loan losses and the tax bad debt
               deduction                                             $ 581,902         628,792
            Deferred net loan origination fees                          47,494          61,268
            Differences in reporting accrued expenses                   90,126          73,393
            Other                                                       60,732          14,010
                                                                     ---------         -------
               Total gross deferred tax assets                         780,254         777,463
               Valuation allowance                                    (575,714)       (625,052)
                                                                     ---------         -------
               Deferred tax assets, net of valuation
                 allowance                                             204,540         152,411
                                                                     ---------         -------
         Deferred tax liabilities:
            Depreciation                                               (23,080)         (9,540)
            Net effect of other real estate owned transactions         (21,460)        (22,871)
                                                                     ---------         -------
                Total gross deferred tax liabilities                   (44,540)        (32,411)
                                                                     ---------         -------
                Net deferred tax asset at end of year                  160,000         120,000
                Net deferred tax asset at beginning of year            120,000         245,000
                                                                     ---------         -------
                Deferred tax expense (benefit) for the year          $ (40,000)        125,000
                                                                     =========         =======

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         In addition to the deferred tax assets described above, the Association had a deferred tax (liability) asset of $(30,180) and $16,145 at September 30, 1998 and 1997, respectively, related to the net unrealized gain/loss on securities available for sale, at September 30, 1998 and 1997, respectively.

         During fiscal 1998, the deferred tax asset valuation allowance was reduced by $49,338 from $625,052 to $575,714. This reduction was based on the Company's fiscal 1998 increased pre-tax income and the Company's increased future taxable income projections. As a result of the Association experiencing a second year of significant losses before taxes, continued economic weakness in the Association's market area, including declining real estate values collateralizing much of the Association's loan portfolio, reduced expectations of earnings in the future, as well as a reduction in the amount of historical taxes available for carryback in 1997, the Association increased the deferred tax valuation allowance in 1997 by $273,510 to $625,052. In assessing whether deferred tax assets will more likely than not be realized, management considers the historical level of taxable income, the time period over which the temporary differences are expected to reverse, as well as estimates of future taxable income. As of September 30, 1998, the net deferred tax asset is considered to be more likely then not realizable based upon the historical level of taxable income available for carryback, amounting to approximately $173 thousand, the reversal of temporary taxable items and reliance on future taxable income amounting to approximately $225 thousand.

         As a thrift institution, the Association is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically have been determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves are maintained equal to the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

         Certain amendments to the Federal and New York State tax laws regarding bad debt deductions were enacted in July and August 1996. The Federal amendments include elimination of the percentage of taxable income method for tax years beginning after December 31, 1995, and imposition of a requirement to recapture into taxable income (over a period of approximately six years) the bad debt reserves in excess of the base-year amounts. The Association previously established, and will continue to maintain, a deferred tax liability with respect to such excess Federal reserves. The New York State amendments redesignate the Association's state bad debt reserves at December 31, 1995 as the base-year amount and also provide for future additions to the base-year reserve using the percentage of taxable income method.

         In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to the Federal and state base-year reserves since the Association does not expect that these reserves will become taxable in the foreseeable future. At September 30, 1998, the Federal base year reserve was approximately $1.3 million and the state base-year reserve was not significant. Under New York State tax law, as amended, events that would result in taxation of the state reserves include the failure of the Association to maintain a specified qualifying assets ratio or meet other

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                           September 30, 1998 and 1997

         thrift definition tests for tax purposes. The unrecognized tax liability at September 30, 1998 with respect to the Federal base-year reserve was approximately $440 thousand.

(10)     Employee Benefits

         (a)      401(k) Savings Plan
                  Effective January 1, 1995, the Association established a defined contribution plan ("the Plan") that is intended to qualify under section 401(k) of the Internal Revenue Code. The Plan covers all employees with at least six months of service. The Association's contributions to the Plan are discretionary and determined annually by the Board of Directors. Employee contributions are voluntary. Employees vest immediately in their own contributions, and vest in the Company's contributions based on years of service. For the years ended September 30, 1998, 1997 and 1996, the Association's contributions to the Plan were approximately $17,000, $57,000 and $45,000, respectively.

         (b)      Employee Stock Ownership Plan
                  As part of the conversion discussed in note 2, an employee stock ownership plan (ESOP) was established to provide substantially all employees of the Company the opportunity to also become stockholders. The ESOP borrowed $529,000 from the Company and used the funds to purchase 52,900 shares of common stock of the Company issued in the conversion. The loan will be repaid principally from the Company's discretionary contributions to the ESOP over a period of ten years. At September 30, 1998, the loan had an outstanding balance of $529,000 and an interest rate of 5.98%. Both the loan obligation and the unearned compensation are reduced by the amount of loan repayments made by the ESOP. Shares purchased with the loan proceeds are held in a suspense for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants on the basis of compensation in the year of allocation.

                  The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountants Statement of Position No. 93-6 "Employees' Accounting For Stock Ownership Plans" (SOP 93-6). Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in shareholders' equity. As shares are released or committed to be released from collateral, the Company reports compensation expense equal to the average market price of the shares (during the applicable service period), and the shares become outstanding for earnings per share computations. Unallocated ESOP shares are not included in the earnings per share computations. The Company recorded approximately $67,000 of compensation expense under the ESOP during the year ended September 30, 1998.

                  The ESOP shares as of September 30, 1998 were as follows:

                    Allocated shares                             --
                    Shares committed to be allocated            5,290
                    Unallocated shares                         47,610
                                                            ---------
                                                               52,900
                                                            =========
                    Approximate fair value of
                         unallocated shares at
                         September 30, 1998                 $ 595,125
                                                            =========

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(11)     Commitments and Contingent Liabilities

         (a)      Legal Proceedings
                  The Company is, from time to time, a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

         (b)      Off-Balance Sheet Financing and Concentrations of Credit
                  The Company is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include the Association's commitments to extend credit and commercial lines of credit. Financial instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the consolidated statements of financial condition. The contract amounts of these instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

                  The Company's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

                  Commitments to extend credit may be written on a fixed rate basis exposing the Company to interest rate risk given the possibility that market rates may change between commitment and actual extension of credit.

                  Unless otherwise noted, the Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

                  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Association upon the extension of credit is based on management's credit evaluation of the customer. Mortgage commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include property, plant and equipment, and income producing commercial property.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

                  Contract amounts of financial instruments that represent the future extension of credit as of September 30, 1998 and 1997 at fixed and variable interest rates are as follows:

                                                                                 1998
                                                             ------------------------------------------
                                                                Fixed          Variable         Total
                                                             ----------       ---------       ---------
                  Financial instruments whose contract
                    amounts represent credit risk:
                      Residential (one-to-four-
                        family)                              $  582,151            --           582,151
                  Multi-family and commercial                   155,000          35,000         190,000
                  Construction                                  695,930            --           695,930
                  Commercial business                              --           338,397         338,397
                  Home equity                                    80,000         924,993       1,004,993
                                                             ----------       ---------       ---------
                                                             $1,513,081       1,298,390       2,811,471
                                                             ==========       =========       =========

                                                                                 1997
                                                             ------------------------------------------
                                                                Fixed          Variable         Total
                                                             ----------       ---------       ---------
                  Financial instruments whose contract
                    amounts represent credit risk:
                      Residential (one-to-four-
                        family)                              $  387,400            --           387,400
                  Multi-family and commercial                      --         1,008,939       1,008,939
                  Construction                                  306,260           3,006         309,266
                  Commercial business                              --           375,604         375,604
                  Home equity                                      --           942,202         942,202
                  Other consumer                                114,527            --           114,527
                                                             ----------       ---------       ---------
                                                             $  808,187       2,329,751       3,137,938
                                                             ==========       =========       =========

                  The range of interest on fixed rate commitments was 7.00% to 10.00% at September 30, 1998 and 7.625% to 10.250% at
                  September 30, 1997. The range of interest on adjustable rate commitments was 8.00% to 11.00% at September 30, 1998 and 7.00% to 11.00% at September 30, 1997, respectively.

                  At September 30, 1998 and 1997, the Association was required to maintain a $500,000 compensating balance with a correspondent bank.

         (c)      Interest Rate Risk

                  The principal assets of the Company are long-term, fixed rate first mortgage loans which have been primarily funded by deposits. Accordingly, increases in interest rates paid on deposit accounts will have an adverse effect on the Company's overall interest margins. In response to this situation, the Company has begun programs offering one year adjustable rate mortgages, three to five year adjustable rate multi-family and commercial loans, commercial business loans, home equity loans, and variable rate line of credit accounts to loan customers in order to more closely match the pricing of earning assets with their sources of funds on a prospective basis.

                   ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(12)     Savings Association Insurance Fund - Special Assessment

         On September 30, 1996, the Deposit Insurance Funds Act of 1996 (the
         Act) was enacted into law. The Act included, among other things, provisions to recapitalize the Savings Association Insurance Fund
         (SAIF) through a special assessment, as well as provisions calling for a future merger of the SAIF with the Bank Insurance Fund.

         As a result of the Act, SAIF members were required to pay a special assessment to recapitalize the SAIF based on insured deposits held on March 31, 1995. The amount of the special SAIF assessment as determined by the FDIC was 65.7 basis points. Based upon the Association's insured deposits on March 31, 1995, the special assessment amounted to $414,835.

(13)     Fair Value of Financial Instruments

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires that the Company disclose estimated fair values for certain financial instruments. SFAS No. 107 defines fair value of financial instruments as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale.

         Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax asset and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates of fair value under SFAS No. 107.

         In addition there are intangible assets that SFAS No. 107 does not recognize, such as the value of "core deposits," the Association's branch network and other items generally referred to as "goodwill."

         Securities Available for Sale
         Securities available for sale are financial instruments which are usually traded in broad markets. Fair values are based upon bid quotations received from either quotation services or securities dealers. The estimated fair value of stock in the Federal Home Loan Bank of New York is assumed to be its cost given the lack of a public market available for this investment.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

         Loans
         Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as single family loans, consumer loans and commercial loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

         The fair value of performing loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the contractual term of the loans to maturity taking into consideration certain prepayment assumptions.

         Fair value for significant non-performing loans may be based on recent external appraisals or discounting of cash flows. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

         Deposit Liabilities
         Under SFAS No. 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposit, savings accounts, NOW accounts, and money market accounts, must be stated at the amount payable on demand as of September 30, 1998 and 1997. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

         Other Items
         The following items are considered to have a fair value equal to carrying value due to the nature of the financial instrument and the period within which it will be settled: cash and cash equivalents, accrued interest receivable, accrued interest payable, and borrowings.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

Table of Financial Instruments
The carrying values and estimated fair values of financial instruments as of September 30, 1998 and 1997 are as follows:

                                                                                 September 30, 1998          September 30, 1997
                                                                             -------------------------     -----------------------
                                                                                             Estimated                   Estimated
                                                                              Carrying         Fair        Carrying        Fair
                                                                                Value          Value         Value         Value
                                                                             -----------     ---------     ---------     ---------
         Financial assets:
            Cash and cash equivalents                                        $ 4,745,031     4,745,031     1,922,386     1,922,386
            Securities available for sale                                     11,172,412    11,172,412     7,017,111     7,017,111
            Net Loans                                                         50,200,660    51,005,253    49,526,290    49,959,626
            Accrued interest receivable                                          297,959       297,959       332,122       332,122

         Financial liabilities:
            Deposits:
             Demand, savings, money market, and NOW accounts                  29,602,670    29,602,670    28,102,092    28,102,092
             Time deposits                                                    27,190,796    27,190,796    28,014,594    28,014,594
            Borrowings and securities sold under agreements to repurchase      2,000,000     2,000,000     1,300,000     1,300,000

         Commitments to Extend Credit
         The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Fees, such as these are not a major part of the Company's business and in the Company's business territory are not a "normal business practice." Therefore, based upon the above facts the Company believes that book value equals fair value and the amounts are not significant.

(14)     Regulatory Capital Requirements

         OTS capital regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at September 30, 1998 and 1997, the Association was required to maintain a minimum ratio of tangible capital to tangible assets of 1.5%; a minimum leverage ratio of core (Tier I) capital to total adjusted tangible assets of 4.0% for 1998 and 3.0% for 1997; and a minimum ratio of total capital (core capital and supplementary capital) to risk weighted assets of 8.0%, of which 4.0% must be core (Tier I) capital.

         Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of savings institutions into five

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                           September 30, 1998 and 1997

         categories: well capitalized, adequately capitalized, under capitalized, significantly under capitalized, and critically under capitalized. Generally an institution is considered well capitalized if it has a core (Tier I) capital ratio of at least 5.0% (based on quarterly average total assets); a core (Tier I) risk based capital ratio of at least 6.0%; and a total risk based capital ratio of at least 10.0%.

         The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

         Management believes that, as of September 30, 1998 and 1997, the Association meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Association as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Association's capital classification.

         The following is a summary of the Association's actual capital amounts and ratios as of September 30, 1998 and 1997. Although the OTS capital regulations apply at the Association level only, the Company's consolidated capital amounts and ratios are also presented. The OTS does not have a holding company capital requirement.

                                   September 30, 1998     September 30, 1997
                                         Actual                 Actual
                                   ------------------     ------------------
                                     Amount     Ratio       Amount     Ratio
                                   ---------    -----     ---------    -----
         Association
         -----------
         Tangible capital         $7,055,274    10.59%    3,301,370     5.41%
         Tier I (core) capital     7,055,274    10.59%    3,301,370     5.41%
         Risk-based capital:
            Tier I                 7,055,274    18.34%    3,301,370     8.48%
            Total                  7,546,487    19.62%    3,787,762    10.01%

                                               September 30, 1998
                                                       Actual
                                             ----------------------
                                               Amount         Ratio
                                             ----------       -----
         Consolidated
         ------------
         Tangible capital                    $9,114,959       13.36%
         Core (Tier I) capital                9,114,959       13.36%
         Core (Tier I) risk-based capital     9,114,959       23.54%
         Total risk-based capital             9,609,947       24.82%

         The OTS may reduce an institution's regulatory capital for interest rate risk exposure (as determined by the OTS) if the institution's risk-based capital ratio is less than 12% and the OTS notifies the institution of such reduction. The Association has not been notified by the OTS of any reduction to its regulatory capital for interest rate risk exposure.

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

(15)     Holding Company Financial Information

         The following information presents the financial position of Adirondack Financial Services Bancorp, Inc. (Holding Company) as of September 30, 1998, and the results of its operations and cash flows for the period from April 6, 1998 to September 30, 1998. The Holding Company began operations on April 6, 1998 in conjunction with the Association's mutual-to-stock conversion and the Company's initial public offering of its common stock.

                        Statement of Financial Condition
                               September 30, 1998

             Assets
             ------

         Cash and cash equivalents                                   $1,533,585
         Securities available for sale                                   50,000
         Loan receivable from subsidiary                                529,000
         Equity in net assets of subsidiary                           7,042,380
                                                                     ----------
                  Total assets                                       $9,154,965
                                                                     ==========

         Liabilities and Shareholders' Equity
         ------------------------------------


         Liabilities                                                       --
         Shareholders' equity                                         9,154,965
                                                                     ----------
                  Total liabilities and shareholders' equity         $9,154,965
                                                                     ==========

                               Statement of Income
             For the period from April 6, 1998 to September 30, 1998

         Interest income                                             $   66,368
         Interest expense                                                24,634
                                                                     ----------
                  Net interest income                                    41,734
         Non-interest expense                                            12,281
                                                                     ----------
         Income before income tax expense and
              equity in undistributed earnings of
              subsidiary                                                 29,453
         Income tax expense                                              11,781
                                                                     ----------
         Income before equity in undistributed earnings of subsidiary    17,672
         Equity in undistributed earnings of subsidiary                 216,092
                                                                     ----------
         Net income                                                  $  233,764
                                                                     ==========

                  ADIRONDACK FINANCIAL SERVICES BANCORP, INC.
                   Notes to Consolidated Financial Statements
                          September 30, 1998 and 1997

                            Statement of Cash Flows
             For the period from April 6, 1998 to September 30, 1998

         Cash flows from operating activities:
            Net income                                              $   233,764
            Adjustments to reconcile net income to net cash
               provided by operating activities:
                   Equity in undistributed earnings of
                       subsidiary                                      (216,092)
                                                                     ----------
                       Net cash provided by operating activities         17,672
                                                                     ----------
         Cash flows from investing activities:
            Net increase in loans from subsidiary                      (529,000)
            Purchase of subsidiary common stock                      (3,947,100)
            Purchase of securities available for sale                   (50,000)
                                                                     ----------
                      Net cash used by investing activities          (4,526,100)
                                                                     ----------
         Cash flows from financing activities:
            Net proceeds from common stock issued                     6,042,013
                                                                     ----------
                      Net cash provided by financing
                         activities                                   6,042,013
                                                                     ----------
         Net increase in cash and cash equivalents                    1,533,585
         Cash and cash equivalents at beginning of period                  --
                                                                     ----------
         Cash and cash equivalents at end of period                 $ 1,533,585
                                                                     ==========
         These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto.

(16)     Subsequent Event

         On October 7, 1998, at a special meeting of shareholders, the shareholders approved a recognition and retention plan ("RRP") and a stock option plan for the benefit of employees, officers and directors of the Company.

         Under the RRP 26,450 shares of the Company's common stock (4%) of the number of shares issued in the conversion will be available for award to employees, officers and directors of the Company in a manner designed to encourage such persons to remain with the Company. With the approval of the plan, 25,123 common shares were awarded and will vest on the anniversary of the date of shareholder approval at an annual rate of 20%. The Company funded the RRP from authorized but unissued shares.

         Under the stock option plan, 66,125 stock options (10% of the number of shares issued in the conversion) will be available for award to employees, officers and directors of the Company. With the approval of the plan, 62,820 stock options were granted and will vest on the anniversary of the date of shareholder approval at an annual rate of 20%. The Company has not made a final determination whether the common stock required by the stock option plan will be purchased in the market or issued from authorized and unissued.

Shareholder Information

Corporate Office
Adirondack Financial Services Bancorp, Inc.
52 North Main Street
Gloversville, NY  12078

Annual Meeting
The annual meeting of Adirondack Financial Services Bancorp, Inc. will be held at 4:00 PM, Thursday, March 4, 1999 at the Association's offices at 52 North Main Street, Gloversville, NY.

Form 10-K
For the 1998 fiscal year, Adirondack Financial will file an Annual Report on Form 10-K. Shareholders wishing a copy may obtain one free of charge by writing:

Menzo D. Case
Corporate Secretary
Adirondack Financial Services Bancorp, Inc.
52 North Main Street
Gloversville, NY  12078

Transfer Agent and Registrar
Registrar & Transfer Company
10 Commerce Drive
Cranford, NJ  07016-3572

Counsel
Silver, Freedman & Taff, LLP
1100 New York Avenue, NW
Suite 700 East
Washington, DC  20005

Independent Auditors
KPMG Peat Marwick LLP
515 Broadway
Albany, NY  12207


Common Stock
The common stock of Adirondack Financial Services Bancorp, Inc. trades over-the-counter on the NASDAQ stock market under the symbol AFSB.

At December 22, 1998, there were approximately 179 shareholders of record.

Adirondack Financial Services Bancorp, Inc. common stock was issued at $10.00 per share in connection with the Company's initial public offering completed April 6, 1998. Quotations are available through the OTC Bulletin Board. The following table shows the range of high and low sale prices for each quarterly period since the Company began trading in April:

                    1998           High     Low
               Third Quarter     $14.13   $10.00
               Fourth Quarter    $14.00   $11.50

As of September 30, 1998, the Company had not declared any dividends on its Common Stock. Dividend payment decisions are made with consideration of a variety of factors including earnings, financial condition, market considerations and regulatory restrictions. Restrictions on dividend payments are describe in Note 2 of the Notes to Consolidated Financial Statements included in this Annual Report.